Exhibit 10.15
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE ARCHERDX, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARCHERDX, INC. IF PUBLICLY DISCLOSED.

MASTER SERVICES AGREEMENT
by and between
ASTRAZENECA AB (PUBL)
and
ARCHERDX, INC
2019

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Master Services Agreement

Definitions		4
1.	Services	8
3	Standards	9
4	Current Good Manufacturing Practices (“GMP”).	9
5	Good Laboratory Practice	9
6	Compensation	9
7	Taxes	11
8	Product Security	11
9	Confidentiality	13
10	Term and Termination	13
11	Indemnification	15
12	Liability	18
13	Subcontracting	19
14	Expectations of Third Parties	19
15	Right to Audit	20
16	Adverse Event Reporting Requirements	21
17	Anti-Bribery Anti-Corruption (“ABAC”)	22
18	Amendments, Changes and Modifications	22
19	Ownership of Results and Background IPR	22
20	Error or Delay in Performance of the Services	24
21	Reserved	24
22	Mediation	24
23	Arbitration	24
24	Assignment	25
25	Reserved	25
26	No Minimum Commitment.	25
27	Further Assurance	25
28	Data Privacy	25
29	Debarment	25
30	Reserved	26
31	Reserved	26
32	Reserved	26
33	Force Majeure	26
34	US Physician Sunshine Act Requirements	26
35	Human Biological Samples (“HBS”)	27
36	Promotional Policies	27
37	Publications	27
38	Representations, Warranties and Covenants	28
39	Reserved	29
40	Safety and Security Requirements	29
41	Travel and Expenses	29
42	Reserved	30
43	Reserved	30
44	Reserved	30
45	Construction	30
46	Entire Agreement and Amendment	30

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Master Services Agreement

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Master Services Agreement

MASTER SERVICES AGREEMENT
This Master Services Agreement (the “Agreement”) is made effective as of the last date of signature (the “Effective Date”), by and between:

(1)	ASTRAZENECA AB (PUBL), A COMPANY INCORPORATED IN SWEDEN UNDER NO. 556011-7482, WITH OFFICES AT SE-431 83 MÖLNDAL, SWEDEN (“AstraZeneca”)

(2)	ARCHERDX, INC, A COMPANY INCORPORATED IN DELAWARE WHOSE REGISTERED OFFICE IS AT 2477 55TH STREET, SUITE 202 BOULDER, CO 80301, USA. (“Supplier”).
Recitals

(A)	AstraZeneca desires to obtain from time to time the Services (as defined below) of Supplier in order to obtain the benefit of the experience and ability of Supplier; and

(B)	Supplier is willing to render such Services upon the terms and conditions set forth in this Agreement.
Agreement
In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
DEFINITIONS
Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1.
“Adverse Event” or “AE” is the development of any untoward medical occurrence in a subject or clinical study subject administered a medicinal product and which does not necessarily have a causal relationship with such treatment. An AE can therefore be any unfavourable and unintended sign (e.g. an abnormal laboratory finding), symptom (for example nausea, chest pain), or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product. The term AE is used to include both serious and non-serious AEs and can include a deterioration of a pre-existing medical occurrence. An AE may occur at any time, including run-in or washout periods, even if no study treatment has been administered.

1.2.
“Affiliate” means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person. For purposes of this definition only, “control” means: (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such Person.

1.3.
“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of bribery, fraud, racketeering, money laundering or terrorism.

1.4.
“Applicable Law” means all applicable laws, rules and regulations and any applicable policies of any Regulatory Authorities that may be in effect from time to time, including laws, rules, regulations, guidances, Guidelines and standards relating to the conduct

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of clinical investigations, data protection, the use of investigational drugs in humans and good clinical and good manufacturing practice, including supranational, national and local legislation, regulations and official guidance, ethical principles acceptable to the world community for the conduct of clinical trials and the mandates of the applicable Review Boards.

1.5.
“Background IPR” means any Intellectual Property Rights necessary in the performance of the Services existing prior to entering into the Statement of Work or generated independently of the Services under this Agreement, which are owned or controlled by Supplier or AstraZeneca or to which Supplier or AstraZeneca represents it has rights on the Effective Date or from time to time during the Term of this Agreement.

1.6.
“Change of Control” means, with respect to a Party: (i) a merger or consolidation of such Party with a third party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (ii) a transaction or series of related transactions in which a third party (who is not a stock or equity holder as of the date hereof), together with its affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party.

1.7.
“Confidential Information” means any and all data, information or material of a Party or its Affiliates that is provided or communicated by or on behalf of such Party or its Affiliates to the other Party or its Affiliates, or otherwise becomes known to such other Party, or is collected or generated by or on behalf of a Party, in connection with this Agreement, the Services or any other activities contemplated hereunder, including, without limitation, information relating to a Party’s and/or its Affiliates’ business.

1.8.
“Control” means for purposes of Section 1.2: (i) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (ii) to own, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such Person, or (iii) in the case of a partnership, control of the general partner.

1.9.	“Employee” shall be defined to include any Supplier employee, contractor, subcontractor or agent, or employee of the same performing Services.

1.10.
“Force Majeure” means an event which is beyond a Party’s reasonable control, including an act of God (floods, drought, earthquake or other natural disaster), epidemic or pandemic, civil war, riots, terrorist attack on a Party, or requiring closure of buildings and/or sites and shut down of computer systems.

1.11.
“Good Clinical Practice” means in respect of the Services, that level of skill, care, prudence, judgment, foresight, integrity and diligence that would be reasonably expected of a global market-leading provider of services similar to the Services, including practices that accord with:

(a)	the ICH Guideline for Good Clinical Practice (E6);

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(b)
good clinical practice requirements as are specified in Directive 2001/20/EC of the European Parliament and the Council of 4 April 2001 relating to medicinal products for human use and in guidance published by the European Commission pursuant to such Directive; and

(c)	good clinical practice requirements issued by the FDA.

1.12.
“Good Laboratory Practice” or “GLP” means the current OECD ENV/MC/CHEM(98)17 quality system concerned with the organizational process and the conditions under which non-clinical health and environmental safety studies are planned, performed, monitored, recorded, archived and reported, as amended from time to time.

1.13.
“Good Manufacturing Practice” or “GMP” means those current good manufacturing practices, as amended from time to time, related to the manufacture of products as set forth in the FDCA and such standards of good manufacturing practice as are required by the FDA or other Regulatory Authorities (as defined herein), including the United States Code of Federal Regulations (Title 21, Parts 210-211, and 610) and European Community Directive 91/356/EEC (Principles and guidelines of good manufacturing practice for medicinal products) (as amended or replaced from time to time, including by Directive 2003/94/EEC).

1.14.	“Guidelines” means the standard of practice applicable to the Services and their place of performance required by each of the following, as they may be amended from time to time:

a)	the Principles on Conduct of Clinical Studies and Communication of Clinical Study Results published by the Pharmaceutical Research and Manufacturers of America (PhRMA);

b)	all guidelines relating to clinical studies published by a Regulatory Authority or the ICH which are adopted in any of the ICH Regions; and

c)	the World Medical Association Declaration of Helsinki entitled “Ethical Principles for Medical Research Involving Human Subjects” (1996 version).

1.15.	“Illegal Trade” means counterfeiting, illegal diversion and theft of medicines.

1.16.
“Intellectual Property Rights” or “IPR” means confidential know-how, patent rights, trademarks, service marks, trade names, design rights, copyright (including rights in computer software) and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any part of the world.

1.17.	“Loss” means any and all liabilities, claims, demands, causes of action, damages, loss and expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements.

1.18.	“Parties” means AstraZeneca and Supplier and “Party” shall mean either of AstraZeneca or Supplier.

1.19.
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or

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organization, including a government or political subdivision, department or agency of a government.

1.20.	“Policies and Standards” means all policies, procedures and standards adopted by AstraZeneca or its Affiliates that are relevant to the Services as have been provided to Supplier.

1.21.
“Regulatory Authority” means the FDA, the EMEA and any other national, supranational or other governmental body having legal authority with respect to the conduct of the Services or the marketing authorization for a study drug or diagnostic identified in a Statement of Work or a product containing the study drug or diagnostic.

1.22.
“Results” means, with respect to a Party, any ideas, inventions, discoveries, know-how, data, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information, recorded in any form, that are discovered, conceived, reduced to practice or otherwise generated as a result of or in connection with this Agreement, the Services or any other activities contemplated hereunder by or on behalf of such Party or its Affiliate (whether solely or jointly with others) and any patent, trade secret, copyright or other intellectual property rights pertaining to any of the foregoing; provided, that Supplier Results, as defined herein, shall not be deemed to be Results generated on behalf of AstraZeneca.

1.23.
“Review Board” means an institutional review board, independent ethics committee or other group formally designated by an institution in compliance with 21 C.F.R. Part 56 or analogous provisions of Applicable Law outside the United States to review, to approve the initiation of, and to conduct periodic review of, the Study.

1.24.	“Sample(s)” means biological materials, including human tissue and its derivatives or components (e.g., cell lines and DNA), as may be further identified in an applicable Statement of Work.

1.25.
“Services” means the services to be performed by Supplier set forth in each Statement of Work, with such modifications to such Statement of Work as either Party may reasonably request from time to time.

1.26.
“Service Levels” means the levels of performance of the Services as set out in a Statement of Work and agreed by the Parties which include but is not limited to; delivery of data and results to mutually agreed timelines, which levels will in any event be consistent with Good Industry Practices.

1.27.
“Statement of Work” or “SOW” means a description of the Services to be undertaken by the Supplier mutually agreed by the Parties in writing, substantially in the form set forth in Schedule 1 (Statement of Work) or as otherwise agreed by the Parties.

1.28.
“Third Party Licence” mean any Intellectual Property Rights of an individual or organization not a party to this Agreement the use and/or control of which has been granted to Supplier through a license agreement.

1.29.
“Waste” means, if applicable, waste material from Supplier manufacture, supply or handling of the products identified in a Statement of Work, including any such non-conforming products, and any material carrying an AstraZeneca Trademark.

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1.	SERVICES

1.1
This Agreement sets forth the terms and conditions under which Supplier agrees to provide, and under which AstraZeneca agrees to retain Supplier to provide, Services. The content and scope of the Services shall be further specified in separate and consecutively numbered Statements of Work, drawn up and signed by both Parties from time to time.Each such Statement of Work shall come into effect when it is signed by both Parties and the provision of the Services set forth therein shall be governed by the terms and conditions of this Agreement. Such engagement shall be on a non-exclusive basis, and AstraZeneca shall at all times have the right to engage other companies for such Services as it in its sole discretion deems necessary or appropriate. For the avoidance of doubt, AstraZeneca has no obligation to place certain amounts of Statements of Work under this Agreement.

1.2
Any number of Statements of Work may be executed pursuant to this Agreement during the Term. Each Statement of Work will govern the provision of Services set forth therein. Supplier shall not unreasonably refuse to accept a Statement of Work during the Term of this Agreement; provided, that Supplier shall not be obligated to accept a Statement of Work during the Term of this Agreement.

1.3	Each Statement of Work shall refer to this Agreement and will operate for the term specified therein unless earlier terminated in accordance with Article 10 (Term and Termination).

1.4
Except as provided in a Statement of Work, Supplier shall furnish, at its own expense, any and all materials, equipment, services or supplies necessary or useful to successfully complete the Services. Supplier shall use commercially reasonable efforts in the performance of the Services and shall perform such Services with the highest professional standards and in compliance with this Agreement and the relevant Statement of Work and all applicable laws and regulations.

1.5	The Parties agree that completion of the Services within the agreed-upon time period is an essential term of this Agreement.

1.6	The contact person at AstraZeneca for the Services will be as set forth in the relevant Statement of Work, unless otherwise notified.

1.7
The Parties shall together perform ongoing measurement of Key Performance Indicators (“KPIs”) and periodic assessment of Service Levels, as further described in the Schedule 6 and/or the applicable SOW. The formulation of specific Service Levels will be proposed for each SOW drafted and agreed between the Project Team Leads. The satisfaction of each such Service Level will be determined by quantitative metrics collected by Parties. Satisfaction of the Service Levels by Supplier will be monitored by the each Party. Persistent uncured breaches of the Service Levels agreed and set forth in Schedule 6 and/or a specific SOW shall be deemed a Material Breach of this Agreement and will give AZ the right to terminate either this Agreement in its entirety or any such specific SOW in accordance with Section 10.

1.8	In its performance of the Services and other obligations under this Agreement, Supplier shall and shall cause it Affiliates and its and their respective subcontractors, employees

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and representatives to comply with the requirements contained within Schedule 7 regarding the design and reporting of essential and exploratory research objectives.

3	STANDARDS

3.1
In its performance of the Services and other obligations under this Agreement, Supplier shall and shall cause it Affiliates and its and their respective subcontractors, employees and representatives to comply with:

3.1.1	Good Clinical Practice;

3.1.2	The Guidelines;

3.1.3	The Policies and Standards; and

3.2
Applicable Law (in the event of inconsistency among Applicable Law, Supplier shall conduct the Study in accordance with the law, regulations, guideline or standard that is the most protective of the subjects of such Study and shall consult with such AstraZeneca Affiliate as necessary to assure compliance with Applicable Law).

4	CURRENT GOOD MANUFACTURING PRACTICES (“GMP”) .

4.1
AstraZeneca is specifically required by law to ensure that all AstraZeneca facilities, materials used therein and contractors performing Services impacting the biopharmaceutical operations, including production, laboratory, warehousing, and other areas are in compliance with governmental regulations and mandates. In performing the Services, Supplier agrees to comply with and adhere to those requirements that are necessary for AstraZeneca to meet its obligations to domestic and international governmental agencies. Supplier agrees to use Current Good Manufacturing Practice(s) or GMP in all applicable Services.

5	GOOD LABORATORY PRACTICE

5.1
Supplier shall: (a) perform the Services with the highest professional standards, in a good scientific manner, in compliance with the provisions of this Agreement and all Applicable Laws, including as applicable, GLP, and (b) ensure that it has all licenses and consents required to provide the Services and otherwise conduct its business, and shall maintain and comply with all such licenses and consents.

6	COMPENSATION

6.1
In consideration for Supplier’s satisfactory performance of the Services, AstraZeneca shall compensate Supplier as set forth in the relevant Statement of Work. Supplier agrees that the compensation set forth in a Statement of Work represents AstraZeneca’s full and complete obligation to compensate Supplier for any and all Services to be performed, rights granted and expenses incurred, by Supplier under such Statement of Work.

6.2
Purchase Order. If applicable, no payment for Services will be made unless a Purchase Order is issued by AstraZeneca and Supplier invoices must reference a corresponding Purchase Order number. If an Affiliate issues a Purchase Order under this Agreement, then the “Party” for purposes of such Purchase Order will be the Affiliate, and the Affiliate will be deemed substituted in the place of AstraZeneca solely for the purposes of such Purchase Order.

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6.3
Method of Payment. Supplier will deliver invoices to AstraZeneca within fifteen (15) days after the end of each calendar month or as specified in the Statement of Work. Each undisputed invoice shall be payable to Supplier within seventy-five (75) days after receipt by AstraZeneca of such invoice, subject to Supplier’s compliance with Section 3.3 below. Unless otherwise instructed by AstraZeneca in writing, all invoices and supporting documentation should be sent to AstraZeneca in accordance with the details set forth in the relevant Statement of Work. Further, each invoice shall contain: (a) AstraZeneca’s complete order number or reference, (b) the number and date of invoice, (c) the latest date of payment, i.e., seventy-five (75) days following AstraZeneca’s receipt thereof, (d) description of services, (e) name and address of Supplier, (f) Supplier’s VAT registration number (in EC), (g) AstraZeneca’s VAT registration number [**] (in EC), (h) VAT rate (%), (i) taxable amount per VAT rate, (j) VAT amount, (k) legal reference or explanation when VAT is excluded, (l) invoice amount and currency, (m) bank details, preferably IBAN code, otherwise account number and bank code, and (n) SWIFT-address. Invoices will (where applicable) include copies of receipts. Supplier will keep original receipts for a period of five (5) years for audit and reporting purposes.

For US:
[**]
[Intentionally Omitted]
[**]
[**]
[**]
For SWEDEN: [**]
[Intentionally Omitted]
[**]

6.4
Disputed Invoices. If AstraZeneca contests in good faith, certain elements of any invoice, AstraZeneca will reject the invoice in full and work with Supplier to correct the invoice. AstraZeneca will notify the Supplier in writing not later than ten (10) business days from the date of invoice rejection. AstraZeneca and the Supplier will meet to resolve the disputed amount and Services not later than ten (10) days after Supplier acknowledges the invoice has been disputed. The Supplier may invoice for the Services that are not disputed whilst working to correct the invoice. Should AstraZeneca and the Supplier fail to resolve the disputed amount both agree to escalate to the nominated points of escalation set forth in Schedule 1 (Statement of Work) where both Parties commit to meeting and resolving within ten (10) days of the date of this escalation. Should a resolution not be agreed the Supplier may, without limiting Supplier’s other rights and remedies under this Agreement, (i) consider the failure to pay a material breach of the Agreement; and (ii) upon notice, suspend Services until all disputed amounts are resolved.

6.5	Electronic Transactions. To facilitate payment, Supplier agrees to participate in an electronic transaction program using either Ariba Interactive Email or the Ariba Supplier Network

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(“ASN”). Participation includes the electronic transmission of Purchase Orders and contracts as well as submitting electronic invoices via the Ariba Interactive Email or Ariba Supplier Network. Supplier acknowledges participation in this program by acceptance of the Ariba Interactive Email (for non-ASN suppliers) or voluntary registration for the Ariba Supplier Network and accountability for the payment of associated ASN fees. Supplier agrees to provide data and to designate a representative to assist in the establishment of the program.

6.6
Rate Card. In return for the Services performed under this Agreement, AstraZeneca will pay to Supplier fees as set forth in Schedule 2 (Rate Card) or as specified in an Statement of Work. AstraZeneca will not pay fees for Services not performed and Supplier will refund any prepaid fees for work not performed.

7	TAXES

7.1
Taxes. The Parties agree that all charges under this Agreement are inclusive of all taxes, levies, duties, contribution, withholding or impost of whatever nature (including related fines, penalties, surcharges of interest) (“Taxes”, each “Tax”) imposed or payable to any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world (“Tax Authority”) except value added or goods and service taxes or other similar taxes computed by reference to turnover that are required by law to be disclosed as a separate item on the relevant invoice (“GST”) that are the responsibility of AstraZeneca under this Agreement.

7.2
GST Invoice. Where either Party is required under this Agreement to make a supply (“GST Supplying Party”) to the other Party (“GST Receiving Party”) for Tax purposes, and Tax is chargeable on such supply, the GST Supplying Party shall provide the GST Receiving Party with an invoice (“Tax Invoice”) including such particulars as are required by any law imposing Tax and such other information as required to claim any credit allowed under a law imposing Tax in respect of such supply. All Prices are exclusive of GST, which, if payable, shall be borne and paid against provision by the Supplier of a valid Tax Invoice.

7.3
Excess. To the extent, in any circumstances, AstraZeneca has paid GST to Supplier which it subsequently determines was in excess of the GST actually due, Supplier shall repay to AstraZeneca the excess amount.

7.4
Tax Deductions. If a deduction or withholding for or on account of Tax (“Tax Deduction”) is required by law to be made by AstraZeneca, the amount of payment due form AstraZeneca to Supplier shall be equal to the payment which would have been due if no Tax Deduction had been required less the Tax Deduction. AstraZeneca shall not be required to make an increased payment to Supplier for a Tax Deduction. AstraZeneca shall co-operate reasonably with Supplier to notify Supplier when AstraZeneca believes a Tax Deduction is required and in connection with any proposed actions of Supplier to reduce or recover the Tax Deduction (e.g., by completing prescribed forms) provided that AstraZeneca shall not dispense or apply a reduced rate of Tax Deduction unless Supplier has provided evidence, in a form reasonably satisfactory to AstraZeneca of authorisation to do so.

8	PRODUCT SECURITY

8.1	Destruction of Waste. Supplier shall destroy all Waste generated on mutually acceptable timelines, during the Term and upon termination of this Agreement or a Statement of Work.

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Such Waste shall be secured pending destruction. Supplier shall keep a record of destruction of any Waste and promptly issue certificates of destruction to the extent reasonably requested. The records shall be kept for a period of at least two years and made available to AstraZeneca on request.

8.2
Standard Operating Procedures. Supplier shall maintain Standard Operating Procedures (“SOPs”) and full records detailing production amounts and the dispersal of produced Products to ensure that product security features of the Products are secured and controlled. The records and Standard Operating Procedures shall be kept for a period of at least two years and made available to AstraZeneca on request.

8.3
Subcontractors. Supplier shall include in all of its contracts with its suppliers of materials carrying AstraZeneca’s name, insignia, symbol, trademark, trade name, logotype or similar (“AstraZeneca Trademark”), clauses identical or substantially equivalent to this Article 8 (Product Security).

8.4
Confidential Information. Supplier may disclose AstraZeneca Confidential Information pertaining to pack security features and anti-counterfeiting measures only to those of their suppliers who are pre-approved for such purpose by AstraZeneca in writing (“Approved Supplier”). Such disclosure shall be on a purely need to know basis in so far and to the extent absolutely necessary for the purposes of carrying out Supplier’s obligations under this Agreement and on the condition that the Approved Supplier is bound by similar confidentiality obligations to those binding the Supplier under this Agreement. In the event of breach by an Approved Supplier of its confidentiality obligations, Supplier shall cooperate with AstraZeneca in enforcing any rights in respect thereof.

8.5
Security Measures. Products shall be delivered by Supplier in a secure manner appropriate to the transportation route and destination. Separate and more stringent security measures such as tamper evident seals may be set out in the Statement of Work. Supplier shall adhere to traceability legislation defined by the US Drug Quality and Security Act (“DQSA”) and the European Parliament Falsified Medicines Directive (Directive 2011/62/EU) (“FMD”) and shall follow AstraZeneca’s specifications, standards and strategy.

8.6
Security Breaches. Any incident of breach of the security of the Products, machinery, other tools of production or information pertaining to this Agreement or the relevant Statement of Work shall be reported to AstraZeneca within twenty-four (24) hours of discovery of such incident. Supplier shall provide all reasonable assistance to AstraZeneca during any investigation that AstraZeneca may initiate in relation to such incident.

8.8
Improvement Plan. AstraZeneca shall have the right to audit Supplier to ensure adherence to this Agreement and the Parties will agree on an improvement plan to address any concerns that may emerge during the audit. Inability to agree to such plan within reasonable timelines or non-adherence to an agreed improvement plan will give AstraZeneca the right to terminate this Agreement.

8.8
Termination. AstraZeneca shall have the right to terminate the Agreement if Supplier or any Employee with the knowledge of Supplier (i) breaches any product security sections, (ii) is convicted of a crime involving Illegal Trade, or (iii) is not so convicted but there is sufficient evidence of their involvement in Illegal Trade including negligence or failure to establish necessary preventive control or where the action could be termed as a deliberate corporate act by Supplier

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9	CONFIDENTIALITY

9.1
Supplier shall, and shall cause the Supplier’s project manager and all others engaged in the Services to: (a) use AstraZeneca Confidential Information only in connection with the performance of the Services, and (b) keep AstraZeneca Confidential Information in strict confidence and not, during the Term of this Agreement and for a period of seven years following termination or expiration of this Agreement, without AstraZeneca’s prior written consent, disclose, disseminate or otherwise make available AstraZeneca Confidential Information. If Supplier becomes aware of disclosure or misuse, Supplier will immediately notify AstraZeneca and take reasonable steps to prevent further disclosure or misuse.

9.2
AstraZeneca shall, and shall cause AstraZeneca’s project manager and all others engaged in the Services or activities under this Agreement to: (a) use Supplier’s Confidential Information only in connection with the performance of the Services or the activities contemplated by this Agreement, and (b) keep Supplier’s Confidential Information in strict confidence and not, during the Term of this Agreement and for a period of seven years following termination or expiration of this Agreement, without Supplier’s prior written consent, disclose, disseminate or otherwise make available Supplier Confidential Information. If AstraZeneca becomes aware of disclosure or misuse, AstraZeneca will immediately notify Supplier and take reasonable steps to prevent further disclosure or misuse.

9.3
The obligations of confidentiality in 9.1 [or 9.2] (Confidentiality 9.1) shall not extend to any Confidential Information that: (a) is or comes into the public domain without breach of this Agreement, (b) was lawfully obtained from a third party without any confidentiality obligations, or (c) the recipient Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to the Effective Date.

9.4
Neither Party shall make any public announcement relating to this Agreement or the transactions covered by it or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written approval of the other Party in each instance.

10	TERM AND TERMINATION

10.1
Term. This Agreement shall continue in full force and effect for a period of five (5) years from the Effective Date (the “Term”). If Services are being performed by Supplier under a Statement of Work signed by the Parties during the Term and such five year period has expired, then this Agreement shall continue in effect only with respect to any such Statement of Work until its completion. This Agreement may only be extended by mutual written agreement of the Parties.

10.2
Termination without Cause. AstraZeneca shall have the right, in its sole discretion and without cause, to terminate this Agreement or any Statement of Work immediately upon twenty (20) days’ prior written notice to Supplier. Upon receipt of such notice of cancellation, Supplier shall inform AstraZeneca of the extent to which performance has been completed through such date and with the applicable SOW. In the event of early termination of this Agreement or any SOW, AstraZeneca’s liability for payment to Supplier under this Agreement shall be limited to payment for satisfactorily completed Services (or prorated for completed portions thereof) delivered to AstraZeneca and other pre-approved or non-

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cancelable expenses or obligations incurred by Supplier prior to the termination date or SOW termination date, as applicable.

10.3
Termination for Cause. Either Party shall have the right to terminate this Agreement or any Statement of Work immediately by written notice to the other Party if the other Party has breached an obligation herein and the breach is not curable. If the breach is curable, the breaching party shall have thirty (30) days from receipt of notice specifying the nature and extent of the breach to cure. This Agreement or the Statement of Work (as applicable) will terminate at the end of this thirty-(30) day period unless the breach is cured or the non-breaching party provides written notice that the cure period is extended beyond thirty (30) days.

10.4
Bankruptcy. In the event a Party shall: (i) be declared bankrupt, or (ii) become subject to any proceedings relating to its liquidation, reorganization, or insolvency, or for the appointment of a trustee or receiver or similar official, of or for it or any part of its property, or (iii) fail generally or admit in writing its inability to pay its debts as they become due, or (iv) make a general assignment for the benefit of creditors, or (v) be dissolved or otherwise cease business as an ongoing business entity, then the other party may, upon thirty (30) days prior written notice, terminate this Agreement for cause. In the event of the commencement of a case under the United States Bankruptcy Code by or against Supplier, and during the period prior to entry of an order directing or authorizing Supplier or its trustee in bankruptcy to assume, reject or otherwise terminate this Agreement, AstraZeneca may exercise its rights under Bankruptcy Code §365(n), and the exercise of such rights or resort to any remedies provided thereunder shall not be deemed the exclusive rights or remedies available to AstraZeneca, but AstraZeneca shall be entitled to obtain any relief to the fullest extent provided by Applicable Laws.

10.5
Regulatory Sanction. AstraZeneca may terminate this Agreement immediately by written notice to Supplier if: (i) Supplier or one of Supplier’s Employees is convicted of a crime involving pharmaceutical counterfeiting, diversion or illegal trade, or (ii) there is sufficient evidence of Supplier’s involvement in counterfeiting, diversion or illegal trade, and the involvement was either knowing or the result of a failure to establish necessary preventative controls, or (iii) there is a publicly announced investigation by a Regulatory Authority relating to any suspected or actual violation of Anti-Corruption Laws by the Supplier or any Affiliates, consultants, agents, representatives or sub-contractors (including any Sub-Contractors) of the Supplier or its Affiliates connected with this Agreement

10.6
Effect of Termination. Termination of a Statement of Work shall not result in the termination of this Agreement or termination of any other Statement of Work. Upon termination of this Agreement for any reason, all Statements of Work then in effect will automatically terminate and Supplier shall cease performing Services (subject to an orderly wind-down of any ongoing activities in accordance with Applicable Law), unless AstraZeneca requests that Supplier complete one or more particular Statements of Work. In such event, the rights and obligations of the Parties under this Agreement will continue in effect with respect to such Statement of Work until their completion unless agreed Section 10.7 (Transition and Exit Plan). Upon termination or expiration of this Agreement for any reason whatsoever, each Party shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Information or other Confidential Information to which such first Party does not retain rights under this Agreement (except one copy of which may be retained by the returning Party’s General Counsel solely for archival purposes).

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10.7	Transition and Exit Plan. In the event of termination and to support an orderly transition, AstraZeneca and Supplier will agree upon a Transition and Exit Plan

i.	Within five (5) days of notification of the termination, AstraZeneca and Supplier will agree upon the last day for Services;

ii.	AstraZeneca and Supplier will, within fifteen (15) days of notification of the termination and agreement of the last day for Services, meet to agree upon a Transition and Exit Plan;

iii.	The Transition and Exit Plan will detail all activities, timelines and costs of these activities, including supporting governance in order to allow for a smooth transition and exit; and

iv.
Both Parties agree to meet frequently to ensure the Transition and Exit Plan activities and timelines are met and that the correct escalation progress is followed in order to speedily resolve any issues.

v.
Notwithstanding the foregoing, in the event of any termination of this Agreement or a Statement of Work, AstraZeneca shall remain obligated, and shall make payments to Supplier in accordance with the applicable payment terms of this Agreement and the relevant SOW, for (a) all Services provided to AstraZeneca (1) prior to the termination date or SOW termination date, (2) thereafter at AstraZeneca’s request, or (3) as reasonably necessary to conduct a smooth and orderly wind-down of the Services (including as may be required by Applicable Law), and (b) other pre-approved or non-cancelable expenses or obligations incurred by Supplier as of the termination date or SOW termination date, in each case (clause (a) and (b)), independent of the Parties’ mutual agreement on a Transition and Exit Plan.

10.8
Termination for Change of Control. If the Supplier undergoes a Change of Control (or the Supplier anticipates a Change of Control and subject to AstraZeneca entering into a reasonable confidentiality agreement the Supplier can disclose that potential or actual Change of Control), the Supplier shall promptly (and within five (5) Business Days of that Change of Control) notify AstraZeneca of that actual or potential Change of Control. AstraZeneca is entitled within twenty (20) business days of the later of being notified of the Change of Control in accordance with this Section, or becoming aware of the Change of Control of the Supplier to terminate this Agreement on twenty (20) business days written notice.

10.9
Survival of Rights and Obligations. The expiration or termination of this Agreement or a Statement of Work shall be without prejudice to any rights or obligations that may have accrued prior to such expiration or termination, and shall not affect any provision which is expressly or by implication intended to come into or continue in force on or after expiration or termination. The respective rights and obligations of the Parties under Articles 0 (Definitions), 19 (Ownership of Results and Background IPR), 9 (Confidentiality) and Sections 10.1 (Termination 10.1) , 10.6 (Effect of Termination 10.6, 10.9 (Survival of Rights and Obligations 10.9), 11.1 (Indemnification 11.1), 47 (Governing Law 47), 48 (Jurisdiction 48), 22 (Mediation 23) and 23 (Arbitration 24), shall survive indefinitely the termination or expiration of this Agreement.

11	INDEMNIFICATION

11.1
Indemnification. In addition to any other remedy available to the Parties, each Party shall defend, indemnify and hold harmless the other Party, its Affiliates and its and their respective officers, directors, partners, shareholders, employees and agents from and against any

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and all liabilities, claims, demands, causes of action, damages, losses and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”) incurred by them to the extent resulting from or arising out of or in connection with any actual or threatened claim by a third party against them to the extent resulting from or arising out of or in connection with: (a) any breach of any obligation in this Agreement by the other Party, (b) the inaccuracy or breach of any representation or warranty made by the other Party in this Agreement, or (c) a breach or alleged breach of intellectual property rights, each of (a) – (c) except to the extent such Losses arise as a result of the negligence, fraud, willful misconduct or wrongful act of the indemnified Party, its Affiliates or its or their respective officers, directors, partners, shareholders, employees or agents.

11.2
If either Party intends to claim indemnification under this Section (whether for itself or on behalf of another indemnitee), then such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of any Losses in respect of which the Indemnified Party intends to claim such indemnification reasonably promptly after the Indemnified Party or indemnitee is aware thereof, and the Indemnifying Party shall assume the defense of any related third party action, suit or proceeding with counsel mutually satisfactory to the parties. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any claim, loss, damage or expense if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld, conditioned or delayed unreasonably. The failure of the Indemnified Party to deliver notice to the Indemnifying Party within a reasonable time after the Indemnified Party or the applicable indemnitee becomes aware of any such matter shall not relieve the Indemnifying Party of liability to the Indemnified Party and the indemnitees, except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice. The Indemnified Party shall, and shall cause its indemnitees to, cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any matter covered by this indemnification.

11.3
Indemnification by AstraZeneca. AstraZeneca will defend, indemnify and hold harmless Supplier and its officers, directors, employees, agents, shareholders, partners, distributors, sublicencees, successors and assigns, from and against Losses incurred by them to the extent resulting from or arising out of or in connection with any actual or threatened claim by a third party against them to the extent resulting from or arising out of or in connection with: (i) the gross negligence, recklessness or willful misconduct of AstraZeneca, its Affiliates, and their officers, directors, employees, agents, shareholders, partners, distributors, sublicencees, successors and assigns in the performance of AstraZeneca’s obligations under this Agreement, (ii) a breach by AstraZeneca of its obligations under this Agreement, or (iii) the research, testing, development, manufacture, use, marketing, sale, lease, distribution, licensing, commercialization and/or other disposal of an AstraZeneca product (except for any of the foregoing performed by Supplier), except to the extent such Losses arise as a result of the negligence, fraud, willful misconduct or wrongful act of the Supplier, its Affiliates or its or their respective officers, directors, partners, shareholders, employees or agents.

11.4
Notice of Claim. An Indemnified Party shall give the Indemnifying Party prompt written notice of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Section (an “Indemnification Claim Notice”). The failure of the Indemnified Party to deliver the Indemnification Claim Notice to the Indemnifying Party within a reasonable time after the Indemnified Party or the applicable

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indemnitee becomes aware of any such matter, if prejudicial to the Indemnifying Party’s ability to defend such action, shall relieve the Indemnifying Party of liability to the Indemnified Party and the indemnitees to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such Indemnification Claim Notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Loss. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates or its or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement.

11.5	Indemnification Procedures. The obligations of an Indemnifying Party under this Section shall be governed by and contingent upon the following:

11.5.1
Assumption of Defense. At its option, the Indemnifying Party may assume the defense of any claim by a third party (“Third Party Claim”) by giving written notice to the Indemnified Party within fourteen (14) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.

11.5.2	Control of Defense. Upon the assumption of the defense of a Third Party Claim by the Indemnifying Party:

(i)
the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party which shall be reasonably acceptable to the Indemnified Party; and

(ii)
except as expressly provided in Section 11.5.3 (Right to Participate in Defense 11.6.3), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including lawyers’ fees and costs of suit) and any Loss incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

11.5.3
Right to Participate in Defense. Without limiting Sections 11.5.1 (Assumption of Defense 11.6.1.) or 11.5.2 (Control of Defense 11.6.2), any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to retain counsel of its choice for such purpose; provided, however, that such retention shall be at the Indemnified Party’s own expense unless: (a) the Indemnifying Party has failed to assume the defense and retain counsel in accordance with this Section 11 (in which case the Indemnified Party shall control the defense), or (b) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the

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representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

11.5.4
Settlement. With respect to all Losses resulting from or arising out of or in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 11.5.1(Assumption of Defense 11.6.1): (i) the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, provided that it obtains the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld, and (ii) no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld.

11.5.5
Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party that is a Party to this Agreement shall, and shall cause each of its indemnitees and each of their respective directors, officers, employees and agents to reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, its Affiliates and its and their respective directors, officers, employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

11.5.6
Expenses. Except as expressly provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12	LIABILITY

12.1	No exclusion or limitation. Nothing in this Agreement limits or excludes the liability of either Party for:

12.1.1	personal injury or death caused by its negligence;

12.1.2	fraud or fraudulent misrepresentation;

12.1.3	wilful misconduct;

12.1.4	gross negligence;

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12.1.5	breach of the confidentiality and data protection obligations set forth in this Agreement;

12.1.6	any indemnity obligations set forth in this Agreement;

12.1.7	any Loss which a Party is obligated to insure; or

12.1.8	any liability that by laws applicable to the Parties cannot be excluded or limited.

12.2
EXCLUDED TYPES OF LOSS. EXCEPT FOR LIABILITY TO WHICH SECTION 12.1 APPLIES AND THIRD PARTY CLAIMS SUBJECT TO INDEMNIFICATION UNDER SECTION [11], NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOST PROFITS) OR PUNITIVE DAMAGES IN RELATION TO THIS AGREEMENT, REGARDLESS OF THE FORM AND BASIS OF THE ACTION AT ISSUE.

12.3
Limitation of liability. Except for liability to which Section 12.1 applies, the total liability of a Party for any one Loss and for the total of all Losses arising from any one act or default under or in connection with this Agreement, shall not exceed a maximum aggregate amount equal to the total payable to the Supplier under this Agreement.

13	SUBCONTRACTING

13.1
Subcontractors. Supplier shall be the prime contractor. Supplier may engage subcontractors, at no additional cost to AstraZeneca, provided that: (i) Supplier shall receive AstraZeneca’s prior written approval, (ii) the subcontractor shall be bound by confidentiality provisions at least as stringent as those to which Supplier is subject under this Agreement, (iii) Supplier shall not be relieved of any responsibilities or obligations under this Agreement, (iv) Supplier shall remain AstraZeneca’s sole point of contact and sole contracting party, (v) all subcontractor employees shall be subject to the same provisions of this Agreement as Supplier’s Employees, and (vi) Supplier shall be solely responsible for paying all subcontractors unless otherwise stated in a Statement of Work.

14	EXPECTATIONS OF THIRD PARTIES

14.1
Supplier recognizes AstraZeneca’s commitment to work only with suppliers who embrace the standards of ethical behavior consistent with AstraZeneca’s Global Standard: Expectations of Third Parties, which can be found at: https://www.astrazeneca.com/content/dam/az/our-company/Documents/Global-Standard-Expectations-of-Third-Parties.pdf, as amended from time to time with notice to Supplier, and in particular those principles in Section 1 headed “Anti-Bribery and Anti-Corruption” (“Supplier Expectations”)._

14.2
Supplier represents that it: (i) will perform this Agreement and operate its business in compliance with all Applicable Laws, (ii) has received and read AstraZeneca’s Code of Ethics, which can be found at: https://www.astrazeneca.com/sustainability.html#our-global-policies-0 (iii) will perform this Agreement and operate its business to ethical standards consistent with those set out in the Supplier Expectations, as amended from time to time with notice to Supplier, and in particular those principles in the Section headed “Anti-Bribery and Anti-Corruption,” (iv) will not take any action that will cause AstraZeneca to be in breach of any Applicable Laws for the prevention of fraud, bribery and corruption, racketeering, money laundering or terrorism, product safety, including the US Foreign Corrupt Practices Act, the UK Bribery Act, the US Drug Quality and Security Act (“DQSA”) and the European

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Parliament Falsified Medicines Directive (Directive 2011/62/EU) (“FMD”), (v) will not offer, pay, request or accept any bribe, inducement, kickback or facilitation payment, and will not make or cause another to make any offer or payment to any individual or entity for the purpose of influencing a governmental decision for the benefit of AstraZeneca, and (vi) will use reasonable efforts to cause its affiliated companies, service providers and subcontractors performing Services with AstraZeneca or its Affiliates to operate their business in compliance with all Applicable Laws and in a manner consistent with the Supplier Expectations, as amended from time to time with notice to Supplier.

14.3
In the event that Supplier fails to meet or maintain such ethical standards, the Parties shall agree upon what measures should be taken by Supplier to improve Supplier’s performance (the “Improvement Plan”). If the Parties are unable to agree upon an Improvement Plan or Supplier does not implement the Improvement Plan within an agreed reasonable timescale (not to exceed twelve (12) calendar months), AstraZeneca shall be entitled to terminate this Agreement with immediate effect and be relieved of any future obligations under this Agreement.

14.4
Supplier agrees that any material breach or violation by Supplier of the above representations, warranties and undertakings shall give AstraZeneca the right to terminate this Agreement with immediate effect and be relieved of any future obligations under this Agreement.

15	RIGHT TO AUDIT
Audits. For the term of this Agreement and six (6) years thereafter, Supplier shall for the purpose of auditing and monitoring its performance of this Agreement grant (or procure the grant) to AstraZeneca, Affiliates of AstraZeneca, any auditors of any of them and any Regulatory Authority the right of access to any premises of Supplier, its Affiliates or any subcontractors used in connection with this Agreement, together with a right to access personnel, systems, processes and records (including financial records) that relate to this Agreement. Audits may be undertaken once a year for each audit type, except that there shall be no such limitation to the number of audits per year to the extent an audit is undertaken as a result of a breach of any of the provisions in this Agreement or a re-audit is required. Audits shall normally be agreed in advance, however, in the event of an undisputed breach of this Agreement audits may be conducted with not less than two (2) business days notice. To the extent that any audit under this Section 15 or any other provision of this Agreement requires access and review by AstraZeneca of any commercially or strategically sensitive information relating to the business of Supplier, its Affiliates or any subcontractors, such activity shall be carried out by non-Affiliate third party professional advisors appointed by AstraZeneca, and such professional advisors shall only report back to AstraZeneca such information as is directly relevant to informing AstraZeneca on compliance with the particular provisions of this Agreement that are the subject of the audit.

15.1
Regulatory Assistance. If a Regulatory Authority desires to conduct an inspection or audit of Supplier’s facility, or any other facility used in connection with Supplier’s performance of this Agreement (including the facilities of Supplier’s Affiliates or subcontractors), with regard to this Agreement, then Supplier shall promptly notify AstraZeneca, and shall permit and cooperate with such inspection and audit. Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which Supplier shall provide to AstraZeneca as promptly as practicable), Supplier shall prepare the response to any such

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observations and shall provide a copy of such response to AstraZeneca provided that Supplier may redact any portions thereof that do not relate to a Statement of Work. Supplier shall also provide to AstraZeneca a summary of the findings of any other inspection or audit by a Regulatory Authority of Supplier’s facility, or any facility of Supplier’s Affiliates or subcontractors used in connection with Supplier’s performance of the Agreement, if and to the extent that such findings are relevant to or may otherwise have an impact on the commercialization of any Supplier assay or any AstraZeneca product.

15.2
Audit Assistance. Supplier shall provide or procure all co-operation and assistance during normal working hours reasonably required by AstraZeneca for the purposes of an audit. AstraZeneca shall procure that any auditor enters into a confidentiality agreement with Supplier equivalent to Article 9 in all material respects. AstraZeneca shall instruct any auditor or other person given access in respect of an audit to cause the minimum amount of disruption to the business of Supplier, its Affiliates and subcontractors and to comply with relevant building and security regulations.

15.3
Monitoring. AstraZeneca has policies and procedures in place to monitor and review performance by its third party contractors. Supplier shall reasonably cooperate with AstraZeneca in relation to such monitoring and review, and shall supply all information relating to this Agreement reasonably required by AstraZeneca (or to its non-Affiliate third party professional advisors, in the case of commercially or strategically sensitive information relating to the business of Supplier, its Affiliates or any subcontractors).

15.4
Audit Costs. The Parties shall bear their own costs of an audit or rendering assistance under this Article 15, except where AstraZeneca requires an audit to be undertaken by its non-Affiliate third party professional advisors to verify Supplier’s compliance with Article 14 following an undisputed breach of this Agreement, in which case Supplier shall arrange for the audit to take place and pay the fees of any such non-Affiliate third party professional advisors. Any report generated in connection with any such audit conducted in relation to Article 14 shall be the property of Supplier. However, Supplier agrees that AstraZeneca shall be entitled to review any such audit report and all supporting documents in relation to the audit, subject to redactions required by Applicable Law or contract, and of commercially or strategically sensitive information.

16	ADVERSE EVENT REPORTING REQUIREMENTS

16.1
Responsibilities for Safety Information Management. AstraZeneca acknowledges the following: Supplier does not have the ability and is not responsible for source verification of received information, provided, however, Supplier may be requested to perform data quality checks, to the extent of its ability, to assure the information provided to Supplier is complete and accurate and will provide data to AstraZeneca to allow AstraZeneca to perform a reconciliation of Supplier data and source documents, case report forms or other relevant information. Supplier does not assume responsibility for the evaluation of site conduct and compliance with provided instructions related to use of Supplier supplied equipment or data collection; Supplier Services in the contract pertain to the processing of data which is provided to Supplier by AstraZeneca and AstraZeneca’s [clinical trial] sites and that Supplier has no responsibility for formulating the testing program or for ensuring the safety or efficacy of AstraZeneca’s product(s); and Supplier will not provide a medical diagnosis or any other form of patient care or treatment, but rather a data reduction service only, which may be utilized by AstraZeneca for such uses or purposes as AstraZeneca or its sites in their sole

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discretion may determine; and AstraZeneca has informed its sites that the Services shall not in any way be relied upon for purposes of providing medical care or treatment to patients treated with or otherwise involved with products of AstraZeneca, its Affiliates, or their collaborators.

16.2
Adverse Event Reporting Requirements. In the event that Supplier and its Employees, during the course of performing the Services, become aware of an Adverse Event or other reportable AE safety information (including but not limited to medication error, pregnancies, overdoses and laboratory parameters) reported by investigators or study site employees, Supplier is required to collect and submit within one business day from becoming aware, the appropriate information to AstraZeneca as described in the instructions provided in the applicable clinical study protocol. AstraZeneca is solely responsible for reporting AEs and other safety information to regulatory and government authorities.

17	ANTI-BRIBERY ANTI-CORRUPTION (“ABAC”)

i.	As at the Effective Date, Supplier and its Affiliates and to its knowledge, its representatives have not violated any Anti-Corruption Law; and

ii.
Supplier, its Affiliates and its representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value or do anything on AstraZeneca’s behalf that violates or could violate the Anti-Corruption Laws.

18	AMENDMENTS, CHANGES AND MODIFICATIONS

(i)
Amendment; Modification; Waiver. No amendment, modification or waiver of any of the terms of this Agreement or SOW will be deemed valid unless made in writing and duly executed by authorized representatives of both Parties. Each Party will have the right to enforce the Agreement in strict accordance with its terms. The failure of either Party to enforce its rights strictly in accordance with the terms will not be construed as having in any way modified or waived same.

AND

(ii)
Changes and Modifications. No changes or modifications to this Agreement will be deemed effective unless in writing and executed by the Parties hereto. In the event that Supplier is requested or required to perform Services beyond those which are specifically set forth in a Statement of Work, any such additional Services and an appropriate adjustment to the amounts owed will be negotiated in good faith and must be mutually agreed upon by the Parties in writing prior to the provision of the Services. The Parties may modify the Services by written acceptance of an amended proposal from Supplier, execution of an amendment to a Statement of Work or acceptance by Supplier of a Purchase Order reflecting such additional Services. No modification shall be accepted unless agreed in writing by the Parties.

19	OWNERSHIP OF RESULTS AND BACKGROUND IPR
Background IPR and License Rights

19.1	Each Party shall continue to own its own Background IPR.

19.2	AstraZeneca hereby grants to Supplier a worldwide, royalty-free, non-exclusive license to AstraZeneca’s Background IPR and Results which are the exclusive property of

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AstraZeneca, solely for the purposes of and only to the extent reasonably necessary for providing the Services, and as part of a regulatory approval process with a Regulatory Authority.

19.3
Supplier hereby grants to AstraZeneca a world-wide, non-exclusive, royalty free license (with the right to sublicense) to that limited part of Supplier’s Background IPR and any improvements, that AstraZeneca or its sub-licensees requires, to perform the Services or otherwise conduct activities contemplated to be performed by AstraZeneca under a Statement of Work. Supplier hereby grants to AstraZeneca a world-wide, irrevocable, perpetual, non-exclusive, royalty free license (with the right to sublicense) to Supplier Results that AstraZeneca or its sub-licensees requires to develop, use and exploit the Results owned by AstraZeneca. For clarity, such grant to AstraZeneca shall not include a license to Supplier’s Background IPR, and any improvements, to make, have made, use, have used, offer to sell, sell, import, or transfer the Clinical Trial Assay (“CTA”).

19.4
Supplier shall in the final report if contemplated by the Statement of Work provide AstraZeneca with information regarding Supplier’s Background IPR and any improvements in sufficient detail to allow AstraZeneca or its sub-licensees to use the right as granted in Section 19.3.

Results

19.5
Supplier shall fully disclose and deliver to AstraZeneca all Supplier Results. AstraZeneca shall fully disclose and deliver to Supplier all Results that are necessary or useful for Supplier’s provision of Services and the performance of its obligations under this Agreement.

19.6
Supplier agrees that all Results generated with the use of Samples, are the exclusive property of AstraZeneca (or such Person as AstraZeneca may designate). Results generated by the Supplier under this Agreement, which are generated without the use of Samples, , (“Supplier Results”) AstraZeneca agrees are the exclusive property of Supplier (or such Person as Supplier may designate). Each Party (or its designee), without additional consideration, shall own all right, title and interest in and to their respective Results throughout the world. Copyrightable Results shall be considered “work made for hire” and AstraZeneca (or its designee) shall own all right, title, and interest in and to such Results.

Insurance

19.7
Insurance. Supplier shall maintain during the Term, and for five years after the end of the Term if written on a claims made basis, insurance coverage of the types and in the amounts typically carried by companies in Supplier’s business. Supplier shall exhibit to AstraZeneca upon written request certificates of insurance evidencing its insurance coverage and limits.

Third Party Licences

19.8
Supplier shall promptly provide written notice to AstraZeneca upon becoming aware of any potential or actual infringement of any Intellectual Property controlled by a Third Party affecting the use of Supplier’s Background IPR in the activities under a Statement of Work and or the use of the Results by AstraZeneca. In the event a Third Party Licence is necessary to continue to use the Results Supplier shall use commercially reasonable efforts to obtain such Third Party Licence at its own cost.

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20	ERROR OR DELAY IN PERFORMANCE OF THE SERVICES
In the event of an undisputed error or delay by Supplier in the performance of the Services, which renders the Services (in whole or in part) unacceptable to AstraZeneca, then:

(a)	AstraZeneca shall notify Supplier in writing, detailing the issues and areas of concern.

(b)
Supplier shall, if so requested by AstraZeneca, provide to AstraZeneca a proposed formal action plan within five (5) working days of AstraZeneca’s notification and the Parties shall then seek to agree such formal action plan no later than 10 days after AstraZeneca’s receipt of Supplier’s proposed action plan.

(c)
Within 30 days of agreement of the action plan both parties will meet to discuss progress and ensure resolution. If issue(s) continue AstraZeneca shall have the right to terminate the Agreement or the applicable SOW and such termination will be deemed a termination for cause pursuant to Article 10 (Term and Termination)

20.1	Without prejudice to the above or any other remedies available to AstraZeneca, Supplier shall take the following steps in the event of an undisputed material error or delay,

(i)
in the event of such error, repeat such Services at Supplier’s own cost and expense, which includes an obligation for Supplier to pay any costs and expenses for replacement of any AstraZeneca materials under Supplier’s control, and

(ii)
if such error or delay continues without cure then Supplier shall refund to AstraZeneca the portion of compensation already paid by AstraZeneca for the Services which are unacceptable or invalid, and pay to AstraZeneca the difference in cost of a Third Party’s performance of the same Services that were unacceptable or invalid.

21	RESERVED

22	MEDIATION

21.1
If any dispute arises in connection with this Agreement, the parties will attempt to settle it by mediation in good faith in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure and the mediation will start, unless otherwise agreed between the Parties, within 28 days of one Party issuing a request to mediate to the other. Unless otherwise agreed between the Parties, the mediator will be nominated by CEDR. The mediation will take place in Stockholm and the language of the mediation will be English.The Mediation Agreement referred to in the Model Mediation Procedure will be governed by, and construed and take effect in accordance with, the substantive law of Sweden the dispute is not settled by mediation within 14 days of the start of the mediation or within such further period as the Parties may agree in writing, the dispute will be referred to and finally resolved by arbitration as described below.

23	ARBITRATION

23.1
Arbitration. This Agreement shall be governed by the laws of Sweden excluding any conflicts or choice of law, rule or principle that might otherwise refer the construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC Institute”). The Rules for Expedited

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Arbitrations of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply, unless the SCC Institute, taking into account the complexity of the case, the amount in dispute and other circumstances, determines, in its discretion, that the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply. In the latter case, the SCC Institute shall also decide whether the arbitral tribunal shall be composed of one or three arbitrators. The arbitration shall take place in Stockholm and be confidential. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Parties from seeking or obtaining injunctive or equitable relief.

24	ASSIGNMENT

24.1
Neither Party may assign its rights and/or delegate or subcontract its obligations under this Agreement, except as expressly provided in this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that each Party shall have the right, without such consent, to assign this Agreement or any or all of its rights, and/or delegate or subcontract any or all of its obligations, hereunder to (a) any of its Affiliates or (b) any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates, provided that a successor in interest of Supplier may not be a competitor of AstraZeneca. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment, delegation or subcontracting in violation of this Article 24 shall be void and of no effect.

25	RESERVED

26	NO MINIMUM COMMITMENT.

26.1	Supplier understands and agrees that AstraZeneca makes no minimum commitment to purchase Services and is under no obligation to execute any Statement of Work under this Agreement.

27	FURTHER ASSURANCE

27.1
Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably request to implement or give effect to the plain meaning of this Agreement.

28	DATA PRIVACY

28.1
Data Protection and Security Requirements. If the Services involve the transfer, acquisition or Processing of Personal Data by Supplier on behalf of AstraZeneca, Supplier agrees to comply with the requirements as listed in Schedule 3 Data Protection and Security Requirements, with regard to Supplier’s Processing of such Personal Data. Where required, additional data protection requirements will be included in the individual Statements of Works.

29	DEBARMENT

29.1
Supplier represents and warrants to AstraZeneca that Supplier (i) is not excluded, debarred, suspended or otherwise ineligible to participate in government healthcare programs or in government procurement or non-procurement programs and no debarment is pending or

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has been initiated, (ii) has not been charged with or convicted of a criminal offense that requires exclusion from a government healthcare program, and (iii) is not otherwise disqualified or suspended from performing the Services or subject to any restrictions or sanctions by any governmental or regulatory authority or professional body (an “Ineligible Person”). Supplier further represents and warrants that Supplier is not using, and will not in the future use, any Employee who is an Ineligible Person in the performance of Services. Supplier will immediately notify AstraZeneca in writing if Supplier or any Employee is or becomes an Ineligible Person or if any action, suit, claim, investigation, or other legal or administrative proceeding is pending or, to the best of Supplier’s knowledge, threatened, that would make Supplier or any Employee an Ineligible Person.

30	RESERVED

31	RESERVED

32	RESERVED

33	FORCE MAJEURE

i.
No liability shall result from delay in performance or non-performance, in whole or in part, by either of the Parties to this Agreement to the extent that such delay or non-performance is caused by an event of Force Majeure (“Force Majeure Event”).

ii.
Notification. If a Force Majeure Event occurs or a Party reasonably anticipates that a Force Majeure Event may occur, such Party (the “Force Majeure Party”) shall notify the other Party of the nature, details and expected duration of that event.

iii.
Force Majeure Events. The Force Majeure Party shall, within five (5) days of the occurrence of a Force Majeure Event, give the other Party written notice specifying the nature and extent of the Force Majeure Event, its anticipated duration and any action being taken to avoid or minimize its effect. Where that notice is given and the Force Majeure Party complies with Section 32, the Force Majeure Party shall not be liable for delay in performance or for non-performance of this Agreement resulting from the Force Majeure Event. This suspension of performance shall be of no greater scope and no longer duration than is reasonably required.

Required Steps. The Force Majeure Party shall take all commercially reasonable steps as are necessary or directed to:

(a)	remedy its inability to perform; and/or
(b)    find a solution by which its obligations may be performed despite the continuation of the Force Majeure Event. If the Force Majeure Event prevents, hinders or delays Supplier’ performance of its obligations for a continuous period of more than 4 weeks, AstraZeneca may engage a replacement service provider.

34	US PHYSICIAN SUNSHINE ACT REQUIREMENTS
Any physician licensed to practice in the US and any US teaching hospital is a “Covered Recipient.” A “Payment or Transfer of Value” is any payment or transfer of value as defined in the US Physician Payment Sunshine Act (42 USC 1320(e)(10)), and implementing regulations (42 CFR 403.900 et seq.), and includes compensation, reimbursement for expenses, meals, travel, medical journal reprints, study supplies and medical writing and publications assistance. As applicable, Supplier acknowledges and agrees that any direct or indirect Payments or Transfers of Value to Covered

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Recipients are subject to transparency reporting requirements, including disclosure on AstraZeneca website. Supplier will not contract with or make any Payment or Transfer of Value to a Covered Recipient on behalf of AstraZeneca without AstraZeneca’s prior written approval. All payments to US physicians will be made according to a centrally managed, pre-set rate structure based on a fair market value analysis conducted by AstraZeneca. Supplier acknowledges and agrees that any request for payment of, or reimbursement for, a Payment or Transfer of Value to a Covered Recipient will require that Supplier provide AstraZeneca with detailed expenditure information either through a template and/or system access, or as a file extract out of the Supplier’s own system, provided the Supplier’s file extract includes all the required data fields as outlined by AstraZeneca. AstraZeneca and Supplier will discuss annually, at a minimum, the data collection process to confirm Supplier’s understanding of AstraZeneca’s requirements. Supplier shall provide such expenditure reporting to AstraZeneca by the end of the month following the month in which such Payment or Transfer of Value to a Covered Recipient is made. Documentation concerning Payments or Transfers of Value to a Covered Recipient must be maintained by Supplier for five (5) years.

35	HUMAN BIOLOGICAL SAMPLES (“HBS”)
To the extent the Services involve the sourcing, use or handling of Human Biological Samples the provisions in Error! Reference source not found. (Schedule 5) shall apply and shall form an integral part of the Agreement.

36	PROMOTIONAL POLICIES
Promotional Policies. If Supplier provides promotional services that relate to how AstraZeneca promotes its products, it must comply with AstraZeneca’s Promotional Policies summarized in Error! Reference source not found. (Summary of AstraZeneca Promotional Policies). This Schedule summarizes a number of AstraZeneca policies that apply generally to how AstraZeneca promotes its products. These policies apply to Employees of third parties engaged to provide services to AstraZeneca or its Affiliates, and compliance with these policies is mandatory. For further detail on AstraZeneca policies, please contact your AstraZeneca representative.

37	PUBLICATIONS

37.1
Publications Policy. If Supplier provides assistance in producing publications and presentations, Supplier agrees to adhere to the requirements set forth in AstraZeneca’s Global Publications Policy, which can be found at: https://www.astrazeneca.com/content/dam/az/our-company/Sustainability/Publications-Policy.pdf, along with any applicable standards provided to Supplier by the AstraZeneca project manager. Such requirements include, but are not limited to:

(a)	AstraZeneca, not Supplier, will make initial contact with potential authors;

(b)	Supplier understands that the author must approve the general content and direction of the article before it is written;

(c)	Supplier will make no attempt to influence the opinions of the authors;

(d)	Supplier will obtain the author’s approval of the final version of the article before it is submitted to a journal;

(e)	Supplier will not be the contact for the target journal; and

(f)	Supplier’s contribution will be openly acknowledged in any resulting publication in line with its level of contribution.

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AstraZeneca will contract with authors using AstraZeneca-approved contract templates.
Supplier further agrees that any author of a biomedical manuscript provided under this Agreement must:

(a)
Fully comply with the International Committee of Medical Journal Editors (“ICMJE”) criteria regarding authorship (available at: http://www.icmje.org/recommendations/browse/roles-and-responsibilities/defining-the-role-of-authors-and-contributors.html) and disclosure of any relationship with AstraZeneca and any potential conflicts of interest, including any financial or personal relationships that might be perceived to bias the author’s work;

(b)
Disclose in any manuscript, journal submission or elsewhere as appropriate or required, any potential conflicts of interest, including any financial or personal relationship with AstraZeneca, the names of any individuals who have provided editorial support for any manuscript or other publication, and all funding sources for the study or publication; and

(c)	Provide any additional disclosure required by any medical or scientific institution, medical committee or other medical or scientific organization with which the author is affiliated.

38	REPRESENTATIONS, WARRANTIES AND COVENANTS

38.1	Representations and Warranties of Supplier

38.1.1
Supplier represents that it is free to enter into this Agreement and warrants that performance of the Services will not: (i) breach any agreement that obligates Supplier to keep in confidence any trade secrets or confidential information of Supplier or of any third-party entity, or (ii) breach any agreement with a third-party entity that restricts Supplier from providing services to AstraZeneca; or (iii) breaches any Third Party Licence.

38.1.2	Supplier represents and warrants that payment of fees by AstraZeneca is not a kickback, inducement or reward for the purpose or use of AstraZeneca products and that Supplier is under no pre-existing duty or obligation, including an obligation imposed by Applicable Laws, payer, or contractual arrangement with a third party, that already requires Supplier to perform the Services.

38.1.3
Supplier represents and warrants that Supplier and its Employees are, and at all times during the Term of this Agreement will be, qualified by training and experience, with appropriate expertise and necessary licenses, approvals and certifications, to perform safely, adequately and lawfully the obligations of Supplier under this Agreement.

38.1.4
Supplier warrants that all Supplier Employees performing Services will successfully complete any training required by AstraZeneca as described in a SOW prior to commencing any such Services. AstraZeneca or its designee will be responsible for conducting or providing all instruction and materials necessary for Supplier to conduct any such training.

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39	RESERVED

40	SAFETY AND SECURITY REQUIREMENTS

40.1
Safety, Health and Environment (“SHE”) Requirements. Supplier recognizes AstraZeneca’s commitment to working only with suppliers who embrace standards that protect personal health, well-being, safety, and the environment that are consistent with AstraZeneca’s Global Standard: Safety, Health and Environment (“SHE”) which can be found at: https://www.astrazeneca.com/content/dam/az/our-company/Sustainability/SHE-Policy-v50.pdf, as amended from time to time.

40.2
Site Security and Safety Requirements. Supplier will ensure that all Employees must comply with all Site Security and Safety Requirements (“Site Security and Safety Requirements”) as applicable, unless otherwise agreed. Employees performing Services at any AstraZeneca facility must be submit to a prequalification process which will be the responsibility of AstraZeneca. All costs of meeting the Safety and Security Requirements and any applicable laws and regulations are the responsibility of Supplier. All Employees working at any AstraZeneca facility must complete required training on general procedures regarding AstraZeneca site practices, including procedures on food, drink, smoking, hygiene, and any other procedures deemed relevant to general conduct at an AstraZeneca site.

40.3
Removal of Employees. The violation of a law, regulation, or Site Security and Safety Requirement or any AstraZeneca policy may result in immediate removal from AstraZeneca property of Employees and termination of Services. Immediate removal from the workplace will also result from: (i) conspiring with or directing others to violate the law, regulation or any of these requirements or an AstraZeneca policy, (ii) failing to cooperate in an AstraZeneca investigation of possible or reported violations, or (iii) failing to promptly report violations of law, regulation, Site Security and Safety Requirement or AstraZeneca policy by Employee to his or her employer.

41	TRAVEL AND EXPENSES

41.1
Expenses. AstraZeneca may reimburse Supplier for certain reasonable and authorized expenses that Supplier incurs in the performance of Services. AstraZeneca will have no obligation to reimburse Supplier for expenses that are not invoiced within ninety (90) days of the date that Supplier incurred such expense. Receipts for expenses must be attached to invoices submitted by Supplier. AstraZeneca will not pay a mark-up on any expenses incurred.

41.2
Travel. If AstraZeneca agrees to reimburse Supplier for travel-related expenses, Supplier must comply with AstraZeneca’s Global Standard: Business Travel (“Business Travel Policy”), which can be found at: https://www.astrazeneca.com/content/dam/az/our-company/Sustainability/Business-Travel-Policy-v5-0.pdf. Travel must be reasonable,justified, properly documented and in compliance with the Business Travel Policy and all other relevant AstraZeneca policies. All travel must be approved by AstraZeneca in writing in advance of travel. Supplier is expected to book the lowest logical rates that shall apply to all travel categories – air travel, lodging, rail, ground transport and rental cars. Any request for reimbursement of travel-related expenses incurred by Supplier must be submitted in invoice form to AstraZeneca. The invoice must detail the nature of the travel, department for which travel was undertaken, the itinerary for the travel period

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and supporting documentation (including receipts for air travel and rail indicating class and cost of ticket, lodging, ground transport, rental cars, meals, etc.).

42	RESERVED

43	RESERVED

44	RESERVED

45	CONSTRUCTION

45.1
Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties.

45.2
The Schedules and Statements of Work (as amended from time to time by agreement of the Parties in writing) form part of this Agreement and have the same force and effect as if expressly set out in the main body of the Agreement. Any reference to the Agreement includes the Schedules and Statements of Work. Any breach of the Schedules and Statements of Work shall be deemed as a breach of this Agreement.

45.3
If there is any inconsistency between the Schedules and Statements of Work and any of the other provisions of this Agreement, such other provision shall take precedence over the Schedules and Statements of Work unless such Statement of Work specifically references a specific provision of this Agreement and expressly states that such provision is intended to be changed or amended by such Statement of Work. Such change or amendment shall then apply only with respect to such Statement of Work.

45.4
This Agreement is entered into in the English language. All amendments to this Agreement, all correspondence between the Parties concerning or relating to this Agreement and all notices given and all documentation to be delivered by one Party to another pursuant to this Agreement in whatever form, shall be in the English language. The English language version of this Agreement shall, if there is any conflict or ambiguity, take priority over any translated version.

46	ENTIRE AGREEMENT AND AMENDMENT

46.1
This Agreement (including the Statements of Work) constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

46.2
Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this Agreement.

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47	GOVERNING LAW

47.1	The interpretation and construction of this Agreement shall be governed by the laws of Sweden.

48	JURISDICTION

48.1
The Parties hereby consent to the jurisdiction of the courts of the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement and, except for seeking and obtaining injunctive or equitable relief in a court of competent jurisdiction, agree not to commence any action, suit or proceeding related thereto except in such courts.

49	MISCELLANEOUS

49.1
Severability. If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deleted. Any modification to or deletion of a provision or part-provision shall not affect the validity and enforceability of the rest of this Agreement.

49.2	Reserved

49.3
Notices. Any notice or other communication required or permitted to be given by either Party under this Agreement shall be in writing and shall be deemed given as of (a) the date delivered if delivered by hand, or reputable courier service, (b) the date sent if sent by email (with transmission confirmed), (c) the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, or (d) the fifth (5th) Business day after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the addresses specified below or to such other addresses of which notice shall have been given in accordance with this Section. This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

Address for Notice

Supplier	To:	With a copy to:
	ArcherDX, Inc. 2477 55th Street, Suite 202 Boulder, CO 80301 | USA Attention: CEO	ArcherDX. Inc. 16th Floor 50 Milk Street Boston, MA 02109 Attention: General Counsel
AstraZeneca	To:	With a copy to:
	AstraZeneca AB [Intentionally Omitted] Attention: [**]	AstraZeneca UK Limited Corporate Legal 1 Francis Crick Avenue Cambridge Biomedical Campus Cambridge CB2 0AA England Email: [**] Attention:[**]

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49.4
Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

49.5
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement. The Parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures. If any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

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49.6	Execution
This Agreement is executed as of the Effective Date by the authorised representatives of the Parties.

SIGNED for and on behalf of AstraZeneca AB (PUBL.)		SIGNED for and on behalf of ArcherDX, Inc,

By:	/s/ Cecilia Persson	By:	/s/ Christian LaPointe
Name:	Cecilia Persson	Name:	Christian LaPointe
Title:	Global Category Lead	Title:	General Counsel
	24 July 2019		23 July 2019

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SCHEDULE 1 - STATEMENT OF WORK - TEMPLATE
Project: [define]
This Statement of Work (“SOW”), effective as from the date of the last signature (the “SOW Effective Date”), by and between:
[ASTRAZENECA UK LIMITED, a company incorporated in England under No. 3674842 whose registered office is at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, England] [or]
[ASTRAZENECA AB, a company incorporated in Sweden under No. 556011-7482 whose registered office is at SE-151 85 Södertälje, Sweden] [or]
[ASTRAZENECA PHARMACEUTICALS LP, a Delaware limited partnership with offices at 1800 Concord Pike, Wilmington, Delaware 19803]
[MEDIMMUNE, LLC, a Delaware limited liability company and a member of the AstraZeneca Group with offices at One MedImmune Way, Gaithersburg, MD 20878]
[OTHER AZ LEGAL ENTITY with offices at [insert address], on its behalf and on behalf of its Affiliates as defined herein (“AstraZeneca”); and
ARCHERDX, INC, A COMPANY INCORPORATED IN DELAWARE WHOSE REGISTERED OFFICE IS AT 2477 55TH STREET, SUITE 202 BOULDER, CO 80301, USA. (“Supplier”).
AstraZeneca and Supplier may be referred to herein individually as a “Party” and collectively as the “Parties”.

1.	Background
AstraZeneca and Supplier entered into a Master Services Agreement dated [insert effective date of PSA and any amendments] the “Agreement”) pursuant to which Supplier from time to time provides certain services to AstraZeneca; and

2.	Agreement
In consideration of the promises and of the mutual covenants and agreements set forth, the Parties agree as follows:
Services.   Supplier will perform services as detailed in Attachment 1, Description of Services, of this SOW (the “Services”), attached and incorporated by reference in compliance with the terms of the Agreement. Quality of services and materials produced are essential. AstraZeneca will regularly review performance with key staff and Supplier will meet with AstraZeneca as frequently as AstraZeneca deems necessary to review performance.
2    Modifications. This SOW or any of its Exhibits may only be modified by a written document, signed by both Parties.
3    Counterparts. This SOW may be executed in two counterparts, each of which will be deemed an original and all of which will together be deemed to constitute one agreement. The Parties agree that the execution of this SOW by industry standard electronic signature software and/or by exchanging PDF signatures will have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this SOW, each Party hereby waives any right to raise any defense or waiver based upon execution of this SOW by means of such electronic signatures or maintenance of the executed agreement electronically.

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Execution
THIS SOW IS EXECUTED by the authorised representatives of the Parties as of the SOW Effective Date.

SIGNED for and on behalf of	SIGNED for and on behalf of

[AstraZeneca UK Limited] [AstraZeneca AB (publ)] [AstraZeneca Pharmaceuticals LP] [MedImmune, LLC] [Other AstraZeneca Legal Entity]	ArcherDX Inc,

Signature	Signature
Name:	Name:
Title:	Title:

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE ARCHERDX, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARCHERDX, INC. IF PUBLICLY DISCLOSED.

Attachment 1
Description of Services
_________________________

Services Element	Description of requirements and services
Points of Contact	AstraZeneca point of contact name: Supplier point of contact name:
Background to the work
Study code and compound
Description of the work
Deliverables (reporting of Results)
Standard Operating Procedures (SOPs)
Budget
Timeline
Payment schedule
Key personnel
Use of subcontractors
AZ & Supplier responsibilities
Key dependencies
Key assumptions
Quality standards
Service
performance
Management Governance & Reporting
Change
Data transfer
Supplier systems / and or access to AZ systems
Completion & exit or transition
Data Privacy requirements

SCHEDULE 2 - RATE CARD
AstraZeneca will compensate Supplier for performance of the Services in accordance with agreed rates applicable to a particular SOW. The rates charged under an SOW may be less than the rates set forth below, but may not exceed such rates without the prior written approval of AstraZeneca.
Rates may not be changed without the prior written approval of each Party.
Charges / Pricelist
Rates are quoted in U.S. Dollars.

SCHEDULE 3 - DATA PROTECTION AND SECURITY REQUIREMENTS

1.	Definitions
For purposes of this Agreement, the following terms have the following meanings:
“Data Protection Laws” means all Applicable Laws in relation to (a) data protection; (b) privacy; (c) interception and monitoring of communications; (d) restrictions on or requirements relating to the Processing of Personal Data of any kind including laws addressing identity theft or security breach,.
“Data Protection Supervisory Authority” means a supervisory authority or other government body responsible for the administration, implementation and enforcement of Data Protection Laws as it relates to the Processing under this Agreement.
“Personal Data” means any information relating to an identified or identifiable natural person who can be identified directly or indirectly and in particular includes but is not limited to the following information about a living individual: first and last name, age, date of birth, gender, address, contact information, government-issued identifiers (such as passport and social security numbers), an identification number, location data, an online identifier, or any specific physical, health related, physiological, genetic, mental, economic, cultural or social information about that natural person.
“Process” or “Processing” means any act performed on In-Scope Personal Data, whether or not by automated means, including, but not limited to, collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, blocking, erasure or destruction.
“In-Scope Personal Data” means any Personal Data provided to Supplier by AstraZeneca in connection with this Agreement or that is acquired, collected, generated or otherwise Processed by Supplier on behalf of AstraZeneca in connection with this Agreement. In-Scope Personal Data includes the following categories of data subjects and Personal Data:
Categories of data subjects:
Patients
Categories of Personal Data:
Medical records, blood samples, genetic data
“Security Incident” means any actual or reasonably suspected accidental, unlawful or unauthorised loss, destruction, alteration, access, use, disclosure of, damage or corruption to In-Scope Personal Data.
“Subcontractor” means any person or entity contracting with Supplier (or any of Supplier’s Affiliates) to perform the Supplier’s obligations under this Agreement or who otherwise Processes In-Scope Personal Data on behalf of the Supplier.

2.	General Supplier Obligations

2.1	Supplier represents, warrants and undertakes to perform its obligations in connection with this Agreement, including the Processing of In-Scope Personal Data, in accordance with Data Protection Laws.

2.2	Supplier shall not be entitled to use or otherwise Process In-Scope Personal Data for any reason other than to provide to AstraZeneca the Services defined in this Agreement and only for the duration of time stipulated in this Agreement, as well as to comply with AstraZeneca’s documented instructions.

2.3	Supplier shall not disclose or transfer In-Scope Personal Data to any third party except as permitted by Clause 3 (Subcontracting) or as compelled by Applicable Laws.

2.4	Supplier shall not transfer In-Scope Personal Data into any Cloud Computing service without AstraZeneca´s prior written authorisation.

2.4
Supplier shall implement appropriate technical and organisational measures reflective of current best industry practice and technological development to protect In-Scope Personal Data against accidental or unlawful destruction or accidental loss (including deletion), alteration (including corruption), unauthorised disclosure, use or access and against all other unlawful forms of Processing. In particular, access controls should be in place and any In-Scope Personal Data downloaded onto a portable device or transferred through electronic means shall be encrypted and there should be a process for regularly testing and assessing the effectiveness of technical and organisational measures for ensuring the security of the Processing.

2.5
Supplier shall ensure that In-Scope Personal Data are accessible only to Supplier staff on a need-to-know basis and that such staff have been suitably trained according to the nature of the customer data they will be handling and that they are subject to binding confidentiality obligations with respect to their Processing of In-Scope Personal Data.

3.	Subcontracting
Supplier may use reputable Subcontractors to fulfil its obligations under this Agreement subject to the terms of this Clause 3. Prior to engaging any Subcontractor, or making any additions or replacements to any Subcontractor approved by AstraZeneca, Supplier shall inform AstraZeneca in writing of the same and promptly provide AstraZeneca with any detail in respect Supplier’s use of Subcontractors as may be reasonably requested by AstraZeneca.. In the event AstraZeneca, acting reasonably, does not approve of the use, addition or replacement of a Subcontractor, AstraZeneca may terminate this Agreement without penalty. Any Subcontractor will be permitted to Process In-Scope Personal Data only as necessary to deliver the obligations of Supplier under this Agreement, and Supplier shall procure that the Subcontractor does not Process In-Scope Personal Data for any other purpose. Prior to giving any Subcontractor access to or responsibilities in relation to In-Scope Personal Data, Supplier shall ensure that such Subcontractor has entered into a legally binding agreement with Supplier requiring that the Subcontractor abide by terms for the protection of In-Scope Personal Data not less protective than those in this Agreement and Supplier shall provide AstraZeneca with a copy or summary of such terms upon request. Supplier shall be fully liable for the acts and omissions of any Subcontractor to the same extent as if the acts or omissions were performed by Supplier.

4.	Security Incidents

4.1
Supplier shall notify AstraZeneca within 24 hours of becoming aware of any Security Incident and such notification will include, where possible, the categories and approximate number of data subjects concerned and approximate number of AstraZeneca records concerned, the impact and likely consequences on AstraZeneca and the affected data subjects of the Security Incident, and the corrective action to be taken by Supplier.

4.2
Supplier shall promptly implement, at Supplier’s expense (to the extent that the Security Incident was due to a breach of Supplier obligations under this Agreement), all corrective measures to necessary remedy the causes of the Security Incident and shall consult in good faith with AstraZeneca as regarding what remediation efforts may be necessary and reasonable and reasonably co-operate with any remediation efforts undertaken by AstraZeneca.

4.3
Supplier shall ensure that such remediation efforts provide for, without limitation, prevention of the recurrence of the same type of Security Incident and inform AstraZeneca of all corrective measures implemented and remediation efforts undertaken.

5.	Cooperation and Assistance

5.1
Supplier shall co-operate with AstraZeneca in order to assist AstraZeneca with its obligations under applicable Data Protection Laws, including without limitation breach notification, privacy impact assessments or consultation obligations with a Data Protection Supervisory Authority.

5.2
Supplier shall also notify AstraZeneca within five (5) business days if it receives any communication from an individual, government authority or other party relating to In-Scope Personal Data. Supplier shall not respond to any such request unless obligated to do so under Applicable Laws or requested to do so by AstraZeneca. Supplier shall provide reasonable and timely assistance to help AstraZeneca respond to any such requests related to In-Scope Personal Data where AstraZeneca has a legal obligation to respond within a given timeframe.

6.	Term and Termination

6.1	Any breach by Supplier of the Data Protection and Security Requirements under this Agreement shall be deemed a material breach of this Agreement.

6.2
On any termination or expiry of this Agreement, completion of the [Services], or when instructed by AstraZeneca in writing, Supplier shall cease all operations on In-Scope Personal Data and shall, at AstraZeneca’s direction, return and/or irretrievably delete all In-Scope Personal Data Processed by Supplier under this Agreement and in a format agreed by the Parties and instruct its Subcontractors to do the same. Should Supplier be prevented by its national law or local regulator from destroying or returning all or part of such In-Scope Personal Data, Supplier shall keep the In-Scope Personal Data confidential and not Processed the In-Scope Personal Data for any other purpose.    Subject to the foregoing, Supplier shall complete the return and/or erasure of In-Scope Personal Data within 60 days of termination or expiry of this Agreement between the Parties.

6.3	The obligations under the Data Protection and Security Requirements shall expressly survive termination or expiry of this Agreement.

7.	Record Keeping and Audits

7.1	Supplier shall maintain all records required by Data Protection Law, including in respect of its Processing of In-Scope Personal Data, and make them available to AstraZeneca upon request.

7.2
AstraZeneca or its representatives have the right to conduct, with reasonable prior notice and under appropriate confidentiality restrictions and at its own expense, an audit of Supplier’s systems, policies and procedures that involve the Processing of In-Scope Personal Data. Where applicable, this may be done in agreement with a competent Data Protection Supervisory Authority. Such review may be conducted up to once annually, excluding audits at the request of a Data Protection Supervisory Authority that may be requested at any point in time by the Data Protection Supervisory Authorities or following a Security Incident. Following an audit under this Clause, AstraZeneca shall notify Supplier of the manner in which Supplier does not comply with any of the data protection obligations herein. Upon such notice, Supplier shall make any necessary changes to ensure compliance with such obligations.

7.3
In addition to, and not in lieu of, AstraZeneca’s right to conduct a review as described in the paragraph above, Supplier shall make available to AstraZeneca, upon AstraZeneca’s request all information necessary to demonstrate compliance with Data Protection Law, including but not limited to a copy of any independent auditor’s report which relates directly to Supplier’s performance under this Agreement (to be made not more than once annually).

8.	Third Party Beneficiaries
AstraZeneca Affiliates may enforce the obligations of this Agreement against Supplier on condition that AstraZeneca will bring any legal action which that AstraZeneca Affiliate would otherwise have if it were a party to this Agreement directly against Supplier on behalf of the AstraZeneca Affiliate, save where the law to which the AstraZeneca Affiliate is subject requires that the AstraZeneca Affiliate itself brings or is party to such legal action.
For the avoidance of doubt, the term “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control by a party to this Agreement.

9.	Indemnification and liability
Supplier shall be liable for and shall indemnify, defend, and hold harmless AstraZeneca its Affiliates officers, employees and agents from and against any and all costs, liabilities and claims of whatsoever nature incurred by AstraZeneca or its Affiliates and arising out of or in connection with any breach, negligent act, error or omission by Supplier, Supplier staff or Subcontractors arising out of or in connection with the Data Protection and Security Requirements under this Agreement.

10.	International Transfers
Supplier shall inform AstraZeneca in advance of the countries and territories in which Supplier and its Subcontractors will Process In-Scope Personal Data and shall comply with any reasonable additional instructions of AstraZeneca in relation to the same. On the date of signature of this Agreement, the Processing of In-Scope Personal Data by Supplier and its Subcontractors will be carried out from the following countries: United States of America, United Kingdom.
When the services involve In-Scope Personal Data originating from any country within the European Economic Area (EEA), which may be shared or transferred to Supplier, a Supplier Affiliate or Subcontractor located outside of the EEA, supplier shall not transfer the data unless: i) the transfer is to a country that has received a positive adequacy decision from the European Commission or ii) the transfer is made as per one of the legally accepted mechanisms covered in the Article 26 of the European Data Protection Directive 95/46/EC or Chapter V of the European General Data Protection Regulation (2016/679), as applicable (such as Standard Contract Clauses or Binding Corporate Rules).
The parties agree that, in relation to any transfers to Supplier of Personal Data relating to Data Subjects in the European Economic Area or Switzerland that takes place under this Agreement, the provisions set out in the Model Terms 2010/87/EU below shall apply and must be accompanied by and signed with this Agreement to be valid. Terms used in this Section that are not specifically defined will have the meaning in the European Data Protection Directive 95/46/EC or its superseding text.
Model Terms 2010/87/EU
Standard Contractual Clauses (Processors)
For the purposes of Article 26(2) of Directive 95/46/EC for the transfer of personal data to processors established in third countries which do not ensure an adequate level of data protection
Name of the data exporting organisation: AstraZeneca UK Limited
Address: ASTRAZENECA UK LIMITED, A COMPANY INCORPORATED IN ENGLAND UNDER NO. 3674842 WHOSE REGISTERED OFFICE IS AT 1 FRANCIS CRICK AVENUE, CAMBRIDGE BIOMEDICAL CAMPUS, CAMBRIDGE CB2 0AA, ENGLAND

For itself and on behalf of its Affiliates identified in Appendix 3 of these Standard Contractual Clauses, who each are entitled to enforce the Clauses as independent Data Exporters (together the ‘data exporter’)
and
Name of the data importing organisation: ArcherDX, Inc.
Address: ARCHERDX, INC, A COMPANY INCORPORATED IN TEXAS WHOSE REGISTERED OFFICE IS AT 2477 55TH STREET, SUITE 202 BOULDER, CO 80301, USA
TEL.: + 1 877-771-1093
(the “Data Importer)
each a “Party”; together “the Parties,”
HAVE AGREED on the following Contractual Clauses (the Clauses) in order to adduce adequate safeguards with respect to the protection of privacy and fundamental rights and freedoms of individuals for the transfer by the data exporter to the data importer of the personal data specified in Appendix 1.
Clause 1
Definitions
For the purposes of the Clauses:

(a)
‘personal data’, ‘special categories of data’, ‘process/processing’, ‘controller’, ‘processor’, ‘data subject’ and ‘supervisory authority’ shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data[1];

(b)	‘the data exporter’ means the controller who transfers the personal data;

(c)
‘the data importer’ means the processor who agrees to receive from the data exporter personal data intended for processing on his behalf after the transfer in accordance with his instructions and the terms of the Clauses and who is not subject to a third country’s system ensuring adequate protection within the meaning of Article 25(1) of Directive 95/46/EC;

(d)
‘the subprocessor’ means any processor engaged by the data importer or by any other subprocessor of the data importer who agrees to receive from the data importer or from any other subprocessor of the data importer personal data exclusively intended for processing activities to be carried out on behalf of the data exporter after the transfer in accordance with his instructions, the terms of the Clauses and the terms of the written subcontract;

______________________
1    Parties may reproduce definitions and meanings contained in Directive 95/46/EC within this Clause if they considered it better for the contract to stand alone.

(e)
‘the applicable data protection law’ means the legislation protecting the fundamental rights and freedoms of individuals and, in particular, their right to privacy with respect to the processing of personal data applicable to a data controller in the Member State in which the data exporter is established;

(f)
‘technical and organisational security measures’ means those measures aimed at protecting personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.

Clause 2
Details of the transfer
The details of the transfer and in particular the special categories of personal data where applicable are specified in Appendix 1 which forms an integral part of the Clauses.
Clause 3
Third-party beneficiary clause

1.
The data subject can enforce against the data exporter this Clause, Clause 4(b) to (i), Clause 5(a) to (e), and (g) to (j), Clause 6(1) and (2), Clause 7, Clause 8(2), and Clauses 9 to 12 as third-party beneficiary.

2.
The data subject can enforce against the data importer this Clause, Clause 5(a) to (e) and (g), Clause 6, Clause 7, Clause 8(2), and Clauses 9 to 12, in cases where the data exporter has factually disappeared or has ceased to exist in law unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law, as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity.

3.
The data subject can enforce against the subprocessor this Clause, Clause 5(a) to (e) and (g), Clause 6, Clause 7, Clause 8(2), and Clauses 9 to 12, in cases where both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

4.	The parties do not object to a data subject being represented by an association or other body if the data subject so expressly wishes and if permitted by national law.
Clause 4
Obligations of the data exporter
The data exporter agrees and warrants:

(a)
that the processing, including the transfer itself, of the personal data has been and will continue to be carried out in accordance with the relevant provisions of the applicable data protection law (and, where applicable, has been notified to the relevant authorities of the

Member State where the data exporter is established) and does not violate the relevant provisions of that State;

(b)
that it has instructed and throughout the duration of the personal data processing services will instruct the data importer to process the personal data transferred only on the data exporter’s behalf and in accordance with the applicable data protection law and the Clauses;

(c)	that the data importer will provide sufficient guarantees in respect of the technical and organisational security measures specified in Appendix 2 to this contract;

(d)
that after assessment of the requirements of the applicable data protection law, the security measures are appropriate to protect personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing, and that these measures ensure a level of security appropriate to the risks presented by the processing and the nature of the data to be protected having regard to the state of the art and the cost of their implementation;

(e)	that it will ensure compliance with the security measures;

(f)
that, if the transfer involves special categories of data, the data subject has been informed or will be informed before, or as soon as possible after, the transfer that its data could be transmitted to a third country not providing adequate protection within the meaning of Directive 95/46/EC;

(g)
to forward any notification received from the data importer or any subprocessor pursuant to Clause 5(b) and Clause 8(3) to the data protection supervisory authority if the data exporter decides to continue the transfer or to lift the suspension;

(h)
to make available to the data subjects upon request a copy of the Clauses, with the exception of Appendix 2, and a summary description of the security measures, as well as a copy of any contract for subprocessing services which has to be made in accordance with the Clauses, unless the Clauses or the contract contain commercial information, in which case it may remove such commercial information;

(i)
that, in the event of subprocessing, the processing activity is carried out in accordance with Clause 11 by a subprocessor providing at least the same level of protection for the personal data and the rights of data subject as the data importer under the Clauses; and

(j)	that it will ensure compliance with Clause 4(a) to (i).

Clause 5
Obligations of the data importer2
The data importer agrees and warrants:

(a)
to process the personal data only on behalf of the data exporter and in compliance with its instructions and the Clauses; if it cannot provide such compliance for whatever reasons, it agrees to inform promptly the data exporter of its inability to comply, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(b)
that it has no reason to believe that the legislation applicable to it prevents it from fulfilling the instructions received from the data exporter and its obligations under the contract and that in the event of a change in this legislation which is likely to have a substantial adverse effect on the warranties and obligations provided by the Clauses, it will promptly notify the change to the data exporter as soon as it is aware, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(c)	that it has implemented the technical and organisational security measures specified in Appendix 2 before processing the personal data transferred;

(d)	that it will promptly notify the data exporter about:

(i)
any legally binding request for disclosure of the personal data by a law enforcement authority unless otherwise prohibited, such as a prohibition under criminal law to preserve the confidentiality of a law enforcement investigation,

(ii)	any accidental or unauthorised access, and

(iii)	any request received directly from the data subjects without responding to that request, unless it has been otherwise authorised to do so;

(e)
to deal promptly and properly with all inquiries from the data exporter relating to its processing of the personal data subject to the transfer and to abide by the advice of the supervisory authority with regard to the processing of the data transferred;

(f)
at the request of the data exporter to submit its data processing facilities for audit of the processing activities covered by the Clauses which shall be carried out by the data exporter or an inspection body composed of independent members and in possession of the required professional qualifications bound by a duty of confidentiality, selected by the data exporter, where applicable, in agreement with the supervisory authority;

______________________
2    Mandatory requirements of the national legislation applicable to the data importer which do not go beyond what is necessary in a democratic society on the basis of one of the interests listed in Article 13(1) of Directive 95/46/EC, that is, if they constitute a necessary measure to safeguard national security, defence, public security, the prevention, investigation, detection and prosecution of criminal offences or of breaches of ethics for the regulated professions, an important economic or financial interest of the State or the protection of the data subject or the rights and freedoms of others, are not in contradiction with the standard contractual clauses. Some examples of such mandatory requirements which do not go beyond what is necessary in a democratic society are, inter alia, internationally recognised sanctions, tax-reporting requirements or anti-money-laundering reporting requirements.

(g)
to make available to the data subject upon request a copy of the Clauses, or any existing contract for subprocessing, unless the Clauses or contract contain commercial information, in which case it may remove such commercial information, with the exception of Appendix 2 which shall be replaced by a summary description of the security measures in those cases where the data subject is unable to obtain a copy from the data exporter;

(h)	that, in the event of subprocessing, it has previously informed the data exporter and obtained its prior written consent;

(i)	that the processing services by the subprocessor will be carried out in accordance with Clause 11;

(j)	to send promptly a copy of any subprocessor agreement it concludes under the Clauses to the data exporter.
Clause 6
Liability

1.
The parties agree that any data subject, who has suffered damage as a result of any breach of the obligations referred to in Clause 3 or in Clause 11 by any party or subprocessor is entitled to receive compensation from the data exporter for the damage suffered.

2.
If a data subject is not able to bring a claim for compensation in accordance with paragraph 1 against the data exporter, arising out of a breach by the data importer or his subprocessor of any of their obligations referred to in Clause 3 or in Clause 11, because the data exporter has factually disappeared or ceased to exist in law or has become insolvent, the data importer agrees that the data subject may issue a claim against the data importer as if it were the data exporter, unless any successor entity has assumed the entire legal obligations of the data exporter by contract of by operation of law, in which case the data subject can enforce its rights against such entity.

The data importer may not rely on a breach by a subprocessor of its obligations in order to avoid its own liabilities.

3.
If a data subject is not able to bring a claim against the data exporter or the data importer referred to in paragraphs 1 and 2, arising out of a breach by the subprocessor of any of their obligations referred to in Clause 3 or in Clause 11 because both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, the subprocessor agrees that the data subject may issue a claim against the data subprocessor with regard to its own processing operations under the Clauses as if it were the data exporter or the data importer, unless any successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law, in which case the data subject can enforce its rights against such entity. The liability of the subprocessor shall be limited to its own processing operations under the Clauses.

Clause 7
Mediation and jurisdiction

1.
The data importer agrees that if the data subject invokes against it third-party beneficiary rights and/or claims compensation for damages under the Clauses, the data importer will accept the decision of the data subject:

(a)	to refer the dispute to mediation, by an independent person or, where applicable, by the supervisory authority;

(b)	to refer the dispute to the courts in the Member State in which the data exporter is established.

2.
The parties agree that the choice made by the data subject will not prejudice its substantive or procedural rights to seek remedies in accordance with other provisions of national or international law.

Clause 8
Cooperation with supervisory authorities

1.	The data exporter agrees to deposit a copy of this contract with the supervisory authority if it so requests or if such deposit is required under the applicable data protection law.

2.
The parties agree that the supervisory authority has the right to conduct an audit of the data importer, and of any subprocessor, which has the same scope and is subject to the same conditions as would apply to an audit of the data exporter under the applicable data protection law.

3.
The data importer shall promptly inform the data exporter about the existence of legislation applicable to it or any subprocessor preventing the conduct of an audit of the data importer, or any subprocessor, pursuant to paragraph 2. In such a case the data exporter shall be entitled to take the measures foreseen in Clause 5 (b).

Clause 9
Governing Law
The Clauses shall be governed by the law of the Member State in which the data exporter is established, namely the laws of the respective European Economic Area country where the data exporting entity is established.
Clause 10
Variation of the contract
The parties undertake not to vary or modify the Clauses. This does not preclude the parties from adding clauses on business related issues where required as long as they do not contradict the Clause.

Clause 11
Subprocessing

1.
The data importer shall not subcontract any of its processing operations performed on behalf of the data exporter under the Clauses without the prior written consent of the data exporter. Where the data importer subcontracts its obligations under the Clauses, with the consent of the data exporter, it shall do so only by way of a written agreement with the subprocessor which imposes the same obligations on the subprocessor as are imposed on the data importer under the Clauses[3]. Where the subprocessor fails to fulfil its data protection obligations under such written agreement the data importer shall remain fully liable to the data exporter for the performance of the subprocessor’s obligations under such agreement.

2.
The prior written contract between the data importer and the subprocessor shall also provide for a third-party beneficiary clause as laid down in Clause 3 for cases where the data subject is not able to bring the claim for compensation referred to in paragraph 1 of Clause 6 against the data exporter or the data importer because they have factually disappeared or have ceased to exist in law or have become insolvent and no successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

3.
The provisions relating to data protection aspects for subprocessing of the contract referred to in paragraph 1 shall be governed by the law of the Member State in which the data exporter is established, namely the laws of the European Economic Area country where the data exporting entity has its place of establishment.

4.
The data exporter shall keep a list of subprocessing agreements concluded under the Clauses and notified by the data importer pursuant to Clause 5 (j), which shall be updated at least once a year. The list shall be available to the data exporter’s data protection supervisory authority.

Clause 12
Obligation after the termination of personal data processing services

1.
The parties agree that on the termination of the provision of data processing services, the data importer and the subprocessor shall, at the choice of the data exporter, return all the personal data transferred and the copies thereof to the data exporter or shall destroy all the personal data and certify to the data exporter that it has done so, unless legislation imposed upon the data importer prevents it from returning or destroying all or part of the personal data transferred. In that case, the data importer warrants that it will guarantee the confidentiality of the personal data transferred and will not actively process the personal data transferred anymore.

2.
The data importer and the subprocessor warrant that upon request of the data exporter and/or of the supervisory authority, it will submit its data processing facilities for an audit of the measures referred to in paragraph 1.

______________________
3    This requirement may be satisfied by the subprocessor co-signing the contract entered into between the data exporter and the data importer under this Decision.

On behalf of the data exporter:
Name (written out in full):    Matthew Craske
Position:    Global Category Manager
Address:    1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, England
Other information necessary in order for the contract to be binding (if any):

Signature
Date
(stamp of organisation)
On behalf of the data importer:
Name (written out in full):    Christian LaPointe
Position:    General Counsel
Address:    2477 55th Street Suite 202 Boulder, CO 80301
Other information necessary in order for the contract to be binding (if any):

Signature
Date

APPENDIX 1 TO THE STANDARD CONTRACTUAL CLAUSES
This Appendix forms part of the Clauses and must be completed and signed by the parties.
The Member States may complete or specify, according to their national procedures, any additional necessary information to be contained in this Appendix.
Data exporter
The data exporter is (please specify briefly your activities relevant to the transfer):
AstraZeneca is one of the world´s leading pharmaceutical companies, with a broad range of medicines designed to fight disease in important areas of healthcare. The activities relevant to this transfer involve patient data for clinical testing.
Data importer
The data importer is (please specify briefly activities relevant to the transfer):
ArcherDX is advancing molecular pathology with a robust technology platform for genetic mutation detection by next-generation sequencing. By combining patented Anchored Multiplexed PCR (AMPTM) chemistry in an easy-to-use, lyophilized format and powerful bioinformatics software, the Archer® platform dramatically enhances genetic mutation identification and discovery. ArcherDX provides oncology-focused research products and is pursuing regulatory approval for multiple companion diagnostic assays to enable therapy selection and response as well as surveillance of disease recurrence. Learn more at archerdx.com. The activities relevant to this transfer involve patient data for clinical testing.
Data subjects
The personal data transferred concern the following categories of data subjects (please specify): Patients
Categories of data
The personal data transferred concern the following categories of data (please specify):
Medical records, blood samples, genetic data
Processing operations
The personal data transferred will be subject to the following basic processing activities (please specify):

•	Clinical Trials: conduct/coordinate clinical studies sponsored by Astra Zeneca for the development and testing of medicines, medical aids.

DATA EXPORTER	DATA IMPORTER

Name: Matthew Craske	Name: Christian LaPointe

Authorised Signature	Authorised Signature

APPENDIX 2 TO THE STANDARD CONTRACTUAL CLAUSES
This Appendix forms part of the Clauses and must be completed and signed by the parties.
Description of the technical and organisational security measures implemented by the data importer in accordance with Clauses 4(d) and 5(c) (or document/legislation attached):
Importer shall take technical and organisational measures consistent with or higher than Good Industry Practice to protect Personal Data against accidental, unlawful or unauthorised destruction, loss, damage, alteration, copying, combination, disclosure, use and access. In particular, Personal Data shall not be downloaded onto any portable device or transmitted unless the device or transmission method are encrypted.

APPENDIX 3 TO THE STANDARD CONTRACTUAL CLAUSES
EXPORTER AFFILIATES WITHIN THE EEA
The following Astra Zeneca Affiliates within the EEA + Switzerland are identified as data exporters for the purpose of the Standard Contractual Clauses.

Name of AstraZeneca Affiliate	Address (including country)	Telephone Number	Other Information (if applicable)
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]

[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]	[**]
[**]	[Intentionally Omitted]
[**]	[Intentionally Omitted]

SCHEDULE 4 - SUMMARY OF ASTRAZENECA PROMOTIONAL POLICIES
This attachment summarizes a number of AstraZeneca policies that apply generally to how AstraZeneca promotes its products. These policies apply to employees of third parties engaged to provide services to AstraZeneca or its Affiliates, and compliance with these policies is mandatory. For further detail on AstraZeneca policies, please contact your AstraZeneca representative.
AstraZeneca will promote our Products only in accordance with the approved label

•
The full Prescribing Information or label sets out the approved conditions for use of a drug, including the indications, dosages, patient populations, warnings, contraindications and Adverse Events. Every promotional communication must be consistent with the label and you must not discuss off-label indications, uses or populations, even reactively.

•
Any promotional communication, however brief or informal, must contain balance between benefits and risks of a Product. Supplier must not diminish the warnings in the label or suggest an Adverse Event is a benefit.

•
AstraZeneca will only promote our Products to Health Care Professionals (“HCPs”) that are reasonably likely to prescribe them for labeled indications. AstraZeneca has safeguards in place to ensure that we do not promote our Products to medical specialties that are unlikely to prescribe for on-label uses. These safeguards include HCP blocking from promotional eligibility and sales incentive planning restrictions.

•	Supplier must offer a copy of the label for each Product discussion you initiate. Any Product promotional materials you leave behind or send must include a copy of the label.
All materials used in promotion must be pre-approved

•
AstraZeneca maintains defined regulatory approval processes to ensure that all promotional materials are reviewed by qualified AstraZeneca personnel and are medically and scientifically accurate, objective and compliant with regulatory requirements.

•	No AstraZeneca employee or vendor can use, publish or communicate promotional materials that have not been approved through the appropriate regulatory approval process.
Supplier must maintain the confidentiality of sales and prescribing data

•
Although AstraZeneca can use patient de-identified sales and individual prescribing data for a variety of appropriate reasons, this data must be kept strictly confidential and cannot be shared with customers, competitors or anyone else outside of AstraZeneca or its Affiliates, unless expressly authorized by written agreement.

•	Supplier must not share or reference prescribing trends or details shown by the data (for example, changes in an HCP’s use of a product over time or use of competitor products).
Supplier must protect the privacy of patients, consumers and other third parties

•
Supplier should not intentionally engage in product discussions with patients and consumers. If Supplier comes into contact with patients or consumers at HCP offices, hospitals, health fairs and similar events, Supplier must not interfere, in any way, in the relationship between patients and their HCPs.

•
Supplier must not intentionally observe treatment of a patient without verifying that the HCP has obtained the patient’s written consent for your observation. Supplier must not examine patient or prescription files or similar records or otherwise obtain access to specific information about prescribing practices covering individual patients.

•	Supplier must obtain an affirmative opt-in before initiating consumer communications and honor the requests of consumers.

•	Supplier must only collect personal information for legitimate business purposes and inform third parties of the purpose before or at the time of collection.
Supplier must report Adverse Events to Patient Safety

•
An Adverse Event is the development of an undesirable condition or deterioration of a pre-existing medical condition following or during exposure to a drug, regardless of whether the drug is believed to be the cause of the event.

•
Supplier must make every effort to report a death or life-threatening event on the same day you become aware of it by contacting AstraZeneca Information Center. Supplier must report other safety events within one business day.

Supplier must not participate in scientific exchange if you are in a commercial role

•
The communication of objective, balanced and substantiated scientific information constitutes scientific exchange and is not regulated as promotional activity as long as the exchange does not occur in a promotional context and additional safeguards are in place. In order to preserve the separation between scientific exchange and promotional activities, only scientifically trained individuals outside of a commercial role may participate in scientific exchange.

Patient Assistance Programs must never be used to promote our Products

•
AstraZeneca’s Patient Assistance Programs (“PAPs”) provide patients with access to our medicines regardless of their ability to pay. To ensure that these programs are not misused for commercial purposes, discussion about our PAPs must be separated from product promotion to avoid any suggestion that our PAPs are intended to increase sales.

•
PAPs must never be provided as an incentive or reward for past, current or future prescribing, purchasing, use or dispensing of our products, or to help offset a payor’s cost of purchasing or reimbursing our products.

SCHEDULE 5 – HUMAN BIOLOGICAL SAMPLES
To the extent the Services involve the sourcing, use or handling of Human Biological Samples (as defined below) the following provisions shall apply and shall form an integral part of the Agreement.
Definitions
Unless otherwise specifically provided in any other parts of this Agreement, the following terms shall have the meanings set forth below. Any capitalized terms used in this Exhibit which are not defined herein shall have the meaning attributed thereto in the main body of the Agreement. In the event of a discrepancy between the terms set forth in this Exhibit and any other parts of the Agreement, the terms of this Exhibit shall govern all matters relating to Human Biological Samples and all other matters shall be governed by the relevant terms set forth in any other parts of this Agreement.

1.1
“Applicable Laws” means all national, supranational, federal, state, foreign or provincial and local laws (including case law), legislation, European regulations, statutes, statutory instruments, rules, regulations, edicts, by-laws or directions or guidance from government or governmental agencies, including any rules, regulations, guidelines or other requirements of Regulatory Authorities, which have the force of law and any industry codes of practice in effect from time to time.

1.2	“Approved Third Party Supplier” means a supplier of Human Biological Samples on AstraZeneca’s list of approved suppliers for the relevant type of HBS from time to time.

1.3
“De-identified” when used in relation to any data or information shall mean data or information which has been stripped of all subject information that could make an individual identifiable and where the party that shares the information or data has no reasonable knowledge which makes it possible to use the remaining information to identify the individual on its own or in combination with other information that could be reasonably obtained. This includes but is not limited to the removal, masking or generalization of all 18 HIPAA (the U.S. Health Insurance Portability and Accountability Act) identifiers. This means that there are no data points left that could be reasonably used to link the data set to a particular individual, such as age older than 89 years old; geographic location smaller than a State (or equivalent); exact elements of dates directly related to an individual (i.e., date of birth, date of death, dates of hospital visits, etc.); any unique identifying number, characteristic or code directly linked to an individual (i.e., national ID number, social security number, bank account number); contact details of any type; biometric identifiers (e.g., finger and voice prints); photos and comparable images; etc. and the parties supplying and receiving the information or data have no knowledge which makes it possible to use the remaining information to identify the individual.

1.4	“Diagnostic Samples” means any Human Biological Samples collected for purposes of diagnostics.

1.5	“Donor” means the individual from whom the Human Biological Sample(s) are acquired.

1.6	“Donor Information” means the following information relating to a Donor of Human Biological Samples and any additional information stipulated in Statement of Work:

(a)	year of birth of Donor;

(b)	state of health of Donor and if applicable his/her agonal state;

(c)	the Donor’s medical history;

(d)	details of any restriction on the HBS in regard to Donor’s informed consent;

(e)
informed consent documentation template relating to the relevant HBS, along with true, complete, accurate and not misleading details of how the actual consent documentation signed by or on behalf of Donor varies from such template.

1.7	Good Clinical Practice” or “GCP” means the ICH ethical and scientific quality standard for designing, conducting, recording and reporting trials that involve the participation of human subjects.

1.8
“Good Industry Practice” shall mean standards, practices, methods and procedures conforming to Applicable Laws, including as applicable, Good Clinical Practice and Good Laboratory Practice, and the degree of skill and care, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in a similar undertaking under similar circumstances.

1.9
“Good Laboratory Practice” or “GLP” means the OECD ENV/MC/CHEM(98)17 quality system concerned with the organizational process and the conditions under which non-clinical health and environmental safety studies are planned, performed, monitored, recorded, archived and reported.

1.10
“Human Biological Samples” or “HBS” means biological materials acquired or derived from living or deceased human beings, which consist of or include human cells, subject to the following inclusions and exclusions:

1.10.1	Human Biological Samples or HBS include, but are not limited to:

(a)	solid specimens and certain materials processed directly from tissue, such as tissue sections on slides;

(b)	all primary tissue including primary cells, whole explant/biopsy cells, whole blood, plasma, serum, certain body fluids (including bile, excreta and sputum);

(c)	all samples and their derivatives, collected under informed consent on behalf of AstraZeneca during clinical trials/studies; and

(d)	DNA and other derivatives generated from the biological materials referred to above, where traceable to individual Donors (consent requirements apply).

1.10.2	Subject to Section 1.10.3 below (Sweden) Human Biological Samples or HBS exclude:

(a)
cells that have divided outside the body, including immortalized cell lines, as well as processed or acellular materials derived from human tissue, fluids or cells; such as proteins, lipids, assay controls, growth factors and other human molecules/substances;

(b)	biological samples of human origin (such as antibodies) that are not classified as HBS under the definition above shall be treated as laboratory reagents;

(c)	eggs, sperm, and human embryos (outside the body) (other restrictions apply);

(d)	cloned gene libraries (genomic and cDNA); and

(e)	RNA (unless for analysis technique to generate genomic DNA).

1.10.3
Where sourced within Sweden, HBS shall additionally include cells that have been divided outside the body, including cell lines, processed or acellular materials derived from human tissue, fluids or cells, genes and parts of genes, and other types of biological materials – if traceable to a person, living or dead or a fetus.

1.11	“Remnant Samples” means the remnant of Human Biological Samples collected for routine clinical care or analysis that would otherwise have been discarded.
Requirements – Human Biological Samples

2.1
Supplier recognizes AstraZeneca’s commitment to working only with suppliers who embrace standards of ethical behavior that are consistent with AstraZeneca’s Global Policy on Bioethics, which can be found at: https://www.astrazeneca.com/content/dam/az/ourcompany/Sustainability/Bioethics-Policy-v60.pdf Supplier represents, warrants and undertakes that it shall perform the Services and operate its business in a manner which is consistent with said policy.

2.2
The Parties shall agree on each Party’s responsibility in respect of sourcing or providing Human Biological Samples to be used in the Services. To the extent this is not specifically set forth in this Agreement, such HBS shall be sourced or provided by Supplier unless AstraZeneca requires otherwise. The term Services as used in this Agreement shall be deemed to include Supplier process of collecting or preparing HBS.

2.3
Each Party shall ensure that any HBS sourced or provided by such Party conform to the requirements set forth in this Agreement. Supplier acknowledges and agrees that, the custody and control of, and to the extent permitted by law, title to, Human Biological Samples provided by AstraZeneca shall at all times remain with AstraZeneca (or its designee).

2.4
Supplier warrants and represents that all Human Biological Materials will be sourced or provided (insofar as they are sourced or provided by Supplier handled, retained, used, maintained, stored, transferred, transported and disposed of in accordance with the provisions set forth in this Agreement, all Applicable Laws, Good Industry Practice and any instructions or policies provided by or on behalf of AstraZeneca. Unless otherwise agreed with AstraZeneca in writing Supplier furthermore warrants and represents that it shall not use the HBS for any purpose other than in Supplier’s performance of Services and only in accordance with the provisions set forth in this Agreement.

2.5
Supplier shall ensure that all Human Biological Samples and any associated data or information sourced or provided by Supplier and used in the Services are of appropriate quality, are fit for purpose, suitable for the intended research purposes and in all respects, conform with the requirements specified in this Agreement.

2.6
Unless otherwise agreed to in writing by AstraZeneca, Supplier shall source or provide Human Biological Samples in accordance with the following order of precedence: (a) firstly from Supplier’s own internal biobank (if relevant to the nature of the relevant HBS), (b) secondly from an AstraZeneca Approved Third Party Supplier, and (c) thirdly, solely with AstraZeneca’s written consent, a supplier approved in advance by AstraZeneca. HBS may not be sourced from a third party without the prior written consent of AstraZeneca.

2.7
AstraZeneca may monitor Supplier’s acquisition process for Human Biological Samples and any associated data or information and has the right but not the obligation to audit the process to ensure compliance with this Agreement.

2.8	Supplier acknowledges and agrees that the Human Biological Samples are experimental in nature. Under no circumstance shall Supplier use the HBS in humans.

2.9
Supplier acknowledges and agrees that, subject to Section 2.10, all Human Biological Samples provided by AstraZeneca are provided “as is”, and to the maximum extent permitted by applicable law AstraZeneca hereby disclaims and excludes any and all representations, warranties, conditions or other terms, whether written or oral, expressed or implied, with respect to such HBS, including any representation or warranty of quality, performance, merchantability or fitness for a particular use or purpose.

2.10
A Party sourcing or providing Human Biological Samples under this Agreement shall ensure it has obtained or is in the possession of all necessary ethical approvals as well as the appropriate informed consent of either the Donor or the person entitled under Applicable Laws required for: (a) the sourcing or provision (including via a third party) of such HBS and any associated data or information, (b) the use of such HBS and any associated data or information in the Services and (c) the assignment and transfer to and use by AstraZeneca or its designee of the Results and (if relevant) the HBS and any associated data or information. Said Party furthermore represents and warrants that the informed consent process and pro-forma used for sourcing or providing such HBS and any associated data or information as well as the informed consent:

is in writing;
is obtained before commencement of the relevant Services;
allows commercial use;
allows withdrawal of the informed consent;
specifies whether genetic use is allowed;
includes data privacy wording where a Donor is living;
includes no right to financial gain to Donor; and
includes whether the applicable HBS and any associated data or information can be retained for a finite or indefinite period.

2.11
Supplier shall not source or provide Human Biological Samples for which no informed consent has been obtained, Remnant Samples, Diagnostic Samples or HBS which contain human embryonic stem cells (“hESCs”) or human fetal tissues (“hFTs”), or any cells derived from any of the aforesaid, unless AstraZeneca has provided prior written consent to such supply and the source of such supply, such approvals to be given or withheld in AstraZeneca’s sole discretion.

2.12
A Party sourcing or providing Human Biological Samples under this Agreement shall promptly notify the other Party in writing of any restrictions on the transfer, shipment, storage, use or disposal of the Human Biological Samples and any associated data or information, including the relevant Donor Information, or if the Donor of any HBS withdraws the informed consent in whole or in part. If the informed consent to use a HBS in the Services is withdrawn, the Parties shall immediately discontinue using such HBS and shall handle it and ensure disposal is carried out in accordance with the process referred to in Section 2.17 and 2.18. Furthermore, AstraZeneca shall have the right, at its own option, to: (a) allow for the sourcing or provision of new HBS in replacement of the HBS for which the informed consent has been withdrawn and for the Services to proceed using such replacement HBS, (b) terminate this Agreement, or (c) terminate those parts of the Services to which the HBS relate, in either case without liability to the Supplier except that AstraZeneca will pay for any part of the Services which have been successfully completed at the effect of such termination.

2.13
A Party sourcing or providing Human Biological Samples under this Agreement shall supply Donor Information and other information or data stipulated in this Agreement to the other Party. This obligation The Donor Information and any such other information or data shall be coded, De-identified or anonymised so that the receiving Party does not know the identity of the Donor.

2.14
To the extent the Services include the delivery of Human Biological Samples to AstraZeneca, any such HBS and any associated information or data shall be in coded and De-identified or anonymized form so that AstraZeneca does not know the identity of the Donor. AstraZeneca acknowledges the importance of data privacy of individuals to whom shared data may relate and it commits not to attempt to locate or re-identify individuals who are the subject of the data, not to combine the supplied data with other sources of data that could lead to the identification of any individual, and not to reverse engineer, reverse assemble or decompile the data.

2.15
Supplier shall, and shall ensure its suppliers and subcontractors have in place and maintain all the safety procedures and practices required by Applicable Law to adequately protect the quality of the Human Biological Samples and integrity of the Donor Information and any other associated data or information and shall ensure that its/their (as applicable) employees, agents, and other representatives comply with such safety procedures and practices.

2.16
Supplier shall, and shall ensure its suppliers and subcontractors have in place and maintain a tracking system and a chain-of-custody for all Human Biological Samples to allow traceability and enable the identification of the chronological history of the life cycle of the HBS.

2.17
Supplier shall, and shall ensure its suppliers and subcontractors have in place and maintain throughout the Term a documented and defined process in accordance with Applicable Laws and Good Industry Practice for the handling and disposal of excess, obsolete or rejected Human Biological Samples. To the extent any HBS are destroyed, Supplier shall keep records of destruction and shall provide copies thereof to AstraZeneca on AstraZeneca’s request.

2.18
At the completion of the Services, the early termination of this Agreement or the relevant Statement of Work, as the case may be, or at AstraZeneca’s earlier request, Supplier shall handle and dispose of the Human Biological Samples in accordance with AstraZeneca’s instructions and Supplier shall not make any further use thereof. In the event AstraZeneca requires destruction of any HBS, and in the absence of specific instructions from AstraZeneca, Supplier shall destroy the HBS within a prompt timeframe and in accordance with the process set forth in Section 2.17.

SHEDULE 6 – KEY PERFORMANCE INDICATORS (SERVICE LEVELS)

Service Level Description	Conditions	Service Level Measurement	Service Measurement Period
Service Level 1 Accuracy of reporting of patient results (reports or data) back to AZ or clinical sites. Applies to prospective and retrospective sample analysis	Pre-requisite: AZ to provide biomarker eligibility rules to be programmed by Supplier	Expected: 100% accurate data reported back to clinical sites for each patient. Applicable to all SOWs	Per each patient sample through duration of service
Service Level 2 TATs for sample analysis and reporting of patient Results to clinical sites (positive or failed) or AZ Applies to prospective and retrospective sample analysis	No patient identification query or failure of DNA extraction hold	Achieve contractually agreed TATs across all Project Schedules and associated SoWs each month. To be calculated from sample being accessioned at Supplier 95% of samples monthly within expected TATs	Monthly frequency
Service Level 3 TATs for new drafting new SoW, or SOW amendment	Pre-requisite: agreed prices for each activity and timelines required for their delivery	SOW drafts to take between ten (10) and fifteen (15) days as agreed by the Parties depending on the complexity of the RFP Same to apply to amendments	Per each contract

SCHEDULE 7 – DESIGN AND REPORTING OF ESSENTIAL AND EXPLORATORY RESEARCH OBJECTIVES.
Study Design Principles:
Supplier analyses may generate data that are essential to clinical study conduct/regulatory submission and exploratory data from the same samples.
AstraZeneca and Supplier will agree in advance which data are required for which purpose ie clinical sites, clinical database and exploratory reporting.
All data may be disclosed to regulatory authorities if requested by them.
Data from tumour/plasma may include candidate predictive biomarkers, such as a EGFR mutation status for example, and the tracking of other specific variants in plasma requested by AstraZeneca.
Failed analyses
AstraZeneca will not be charged for failed analyses
Vendor results to AstraZeneca: general
Primary and exploratory data will have different, pre-agreed reporting routes, frequency and format.
Vendor results to AstraZeneca: Identification and reporting of genomic variants from comparison of tumour and normal DNA including

1.	Sample adequacy assessment

2.	Identification/analysis of tumour specific variants

3.	Those chosen for tracking

4.	Those identified

5.	Pre-requests, for example tumour EGFRm status, (discuss if TMB & MSI pipeline/plans in place)

6.	Raw data files in an agreed format
Vendor Results to AstraZeneca: Tracking/analysis of plasma
For (i) selected a panel, for example MRD panel, and (ii) AZ requested customisable tracking
Standard report +/
Individual mutations AF
Overall tumour genome equivalent